Filed pursuant to 424(b)(3)
Registration No. 333-129321

PROSPECTUS
GOLD RESOURCE CORPORATION
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7,293,407 Shares
of Common Stock
Offered by
Selling Shareholders

Certain of our shareholders identified in the section of this prospectus titled “SELLING SHAREHOLDERS” may offer and sell from time to time up to 7,293,407 shares of our common stock owned by those shareholders, their transferees, pledges, donees or successors in interest. The shares may be offered at prices prevailing in the market or at privately negotiated prices. We will not receive the proceeds from the sale of those shares. The selling shareholders may sell these securities to or through one or more underwriters, broker-dealers or agents, or directly to purchasers on a continuous or delayed basis. The names of any underwriters or agents will be included in a post-effective amendment to the registration statement of which this prospectus is a part, as required. See “PLAN OF DISTRIBUTION” on page 50 for additional information.

Our common stock currently trades over the counter and is quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “GORO.”  On January 22, 2010 closing price of our common stock was $10.60.
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Investing in our common stock involves risks that are described in the "RISK FACTORS" section beginning on page 4 of this prospectus.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2010

Additional Information

This prospectus contains descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with the registration statement of which this prospectus is a part. (See “WHERE YOU CAN FIND MORE INFORMATION”).

You should rely only on the information contained in this prospectus, or to which we have referred you. We have not authorized anyone to provide you with information other than as contained or referred to in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

Special Note Regarding Forward-Looking Statements

Please see the note under “RISK FACTORS” for a description of special factors potentially affecting forward-looking statements included in this prospectus

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our stock.  You should read the entire prospectus carefully, including the sections entitled “RISK FACTORS” and “FINANCIAL STATEMENTS.”

As used in this prospectus, unless the context requires otherwise, the terms “Gold Resource,” “we,” “our” or “us” refer to Gold Resource Corporation and where the context requires, our consolidated subsidiaries.

Our Company

We are an exploration stage company organized in Colorado on August 24, 1998 to search for gold and silver.  We currently have an interest in five properties located in the southern state of Oaxaca, Mexico.  Our five properties are called the El Aguila property, the Las Margaritas property, the El Rey property, the Solaga property and the Alta Gracia property.  Our exploration efforts and development activities to date are primarily focused on the El Aguila property and El Rey property.  We have yet to commence exploration activity on the Las Margaritas property, the Solaga property or the Alta Gracia property.

We leased an interest in several mineral claims in 2002.  We hold a 100% interest in these claims which total approximately 1,896 hectares (4,685 acres)1 and which comprise the El Aguila property and Las Margaritas property.  In response to what we perceive to be promising drilling results at the El Aguila property, we moved forward with our plans to develop this property for mineral production, which we now refer to as the “El Aguila Project.”  We are nearing completion of the mill facility and other infrastructure required to commence production, including an access road and tailings impoundment facility.  To date, we have committed or spent approximately $27,000,000 on construction of a mill and an additional $6,000,000 on infrastructure.  We anticipate that the facility we are building will process 850 tonnes of ore per day through a flotation circuit and 150 tonnes of ore per day through an agitated leach circuit.  We began commissioning the mill in December 2009 and estimate production of concentrate in early 2010, but we cannot predict the exact date since the progress depends on the performance of multiple contractors.

We expect that mining in the first year of production will take place at the El Aguila near-surface mineralization open pit mine and have commenced pre-stripping of the open pit mine area.  Mining in the second year is anticipated to come from another area of mineralized material we refer to as the La Arista vein, and will require development of an underground mine.

Through September 30, 2009, we have drilled approximately 379 holes totaling 57,233 meters (187,723 feet) at the El Aguila property.  We are continuing our exploration efforts on this property, in addition to expanding our exploration efforts at the El Rey property.  To date, we have drilled 48 holes totaling 5,293 meters (17,361 feet) at El Rey.

1 Please see the Glossary appearing at the end of the section titled “BUSINESS AND PROPERTIES” for a description of certain terms used in this prospectus, including conversion of metric units.

        Our operations in Mexico are conducted through our wholly-owned Mexican subsidiaries, Don David Gold, S.A. de C.V., Golden Trump S. A. de C.V. and Oaxaca Servicios Mineros, S.A. de C.V.  All references to us or our company in this prospectus include our subsidiaries.

Our principal executive offices are located at 222 Milwaukee Street, Suite 301, Denver, Colorado 80206, and our telephone number is (303) 320-7708.  We maintain a website at www.goldresourcecorp.com and through a link on our website you can view the periodic filings that we make with the SEC.  The information contained on our website is not a part of this prospectus.

Recent Events

Strategic Alliance.  In December 2008, we entered into a strategic alliance agreement with Hochschild Mining Holdings Limited (“Hochschild”), a Peruvian based precious metals producer operating primarily in the Americas.  Pursuant to the terms of the strategic alliance agreement, we sold Hochschild 1,670,000 shares of our common stock for gross proceeds of $5,010,000 in a private placement.  We also granted Hochschild an 80-day option to purchase 4,330,000 additional shares of our common stock for gross proceeds of $12,990,000, which was exercised on February 25, 2009.  We also agreed, among other things, to offer Hochschild a right of first refusal to participate in future equity financings solicited by us prior to commencement of commercial production.

In June and December 2009, pursuant to its right of first refusal, Hochschild subscribed to purchase a total of 6,954,795 additional shares of our common stock for gross proceeds of $36,000,000.  We have used the proceeds of the June financing to continue developing the El Aguila Project and for working capital, and expect to use a portion of the December financing in a similar fashion.  In addition, $8,000,000 of the proceeds of the financings have been reserved to develop the decline ramp and related infrastructure necessary to develop the La Arista vein on our El Aguila Project and $4,000,000 of the proceeds have been reserved to be used solely for additional exploration.  See “BUSINESS AND PROPERTIES – Recent Developments” for additional information.

Permitting.  In August 2009, we received the final federal permit from the Mexican government necessary to commence mining activity at the El Aguila Project.  We expect to begin commercial mineral production in 2010.  In December 2009, we received the permit to commence development of the La Arista vein at the Project.

The Offering

Common Stock outstanding before the Offering	48,050,284 shares(1)(2)(3)
Common Stock outstanding after the Offering	48,050,284 shares(1)(2)(3)
Common Stock offered by the Selling Shareholders	7,293,407
Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling shareholders
Stock Symbol	“GORO” on the OTCBB

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(1)	Adjusted to reflect a two for one stock split effective February 21, 2005. All references in this prospectus have been adjusted to reflect the results of that split.
(2)	Excludes 3,500,000 shares of common stock underlying options which are presently exercisable.
(3)	Includes shares to be offered by the selling shareholders.

Risk Factors

An investment in our common stock is subject to a number of risks.  Risk factors relating to our company include a history of operating losses, lack of proven or probable reserves, location of our properties in a foreign country and dependence on key personnel.  Risk factors relating to our common stock include our limited trading market, lack of dividends and volatility of our stock price.  See “RISK FACTORS” for a full discussion of these and other risks.

Summary Financial Data

The following tables present certain selected historical consolidated financial data about our company.  Historical consolidated financial information as of and for the years ended December 31, 2008 and 2007 has been derived from our consolidated financial statements, which have been audited by Stark Winter Schenkein & Co., LLP, our independent registered public accounting firm.  The financial information for the nine months ended September 30, 2009 and 2008 is unaudited.  All amounts included in these tables and elsewhere in this prospectus are stated in United States dollars.  You should read the data set forth below in conjunction with the section entitled “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” our financial statements and related notes included elsewhere in this prospectus.

	Balance Sheet Data
	September 30,	December 31,	December 31,
	2009	2008	2007
	(unaudited)
Cash and Cash Equivalents	$7,230,370	$3,534,578	$22,007,216
Total Assets	12,712,964	4,781,018	22,557,576
Current Liabilities	589,747	1,753,285	768,452
Total Liabilities	589,747	1,753,285	768,452
Shareholders’ Equity	12,123,217	3,027,733	21,789,124

	Operating Data
	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Other Income	$25,140	$319,433	$333,609	$242,513	$57,089
Property Exploration and Evaluation	3,871,821	5,214,597	8,171,396	5,711,190	528,851
Engineering and Construction	18,889,528	6,026,827	14,501,461	--	--
General and Administrative Expenses	4,215,011	3,102,826	3,552,007	2,539,604	2,096,961
Total costs and expenses	27,089,222	14,440,119	26,348,812	8,318,855	2,743,851
Net Comprehensive (Loss)	(26,648,547)	(14,233,982)	(25,951,667)	(8,166,281)	(2,667,218)
Net (Loss) per Share	$(0.65)	$(0.41)	$(0.76)	$(0.28)	$(0.13)

RISK FACTORS

Investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.  Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth below.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations.  The following information summarizes all material risks known to us as of the date of this prospectus.

Risks Relating to Our Company

Since we have no operating history, investors have no basis to evaluate our ability to operate profitably.  We were organized in 1998 but have had no revenue from operations since our inception.  Our activities to date have been limited to organizational efforts, raising financing, acquiring mining properties, conducting limited exploration and preparation for production at the El Aguila Project.  We have never produced gold or other metals and have received no revenue from operations to date.  We face all of the risks commonly encountered by other businesses that lack an established operating history, including the need for additional capital and personnel, and intense competition.  There is no assurance that our business plan will be successful.  In particular, there can be no assurance that commercial production at our El Aguila Project will be achieved in the time frames estimated, at the rates and costs estimated, if at all.

We have a history of losses and may incur losses in the future.  We have incurred losses since inception and may incur losses in the future.  We incurred the following losses from operations during each of the following periods:

•	Approximately $27,100,000 for the nine months ended September 30, 2009;

•	Approximately $26,349,000 for the year ended December 31, 2008; and

•	Approximately $8,319,000 for the year ended December 31, 2007.

We had an accumulated deficit of approximately $68,000,000 as of September 30, 2009.  We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations.

We have no proven or probable reserves, and the probability of an individual prospect having reserves is extremely remote.  Therefore, in all likelihood, our properties do not contain any reserves, and any funds spent by us on exploration or development could be lost.  We have not established the presence of any proven or probable mineral reserves, as defined by the SEC, at any of our properties.  The SEC has defined a “reserve” as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.  Any mineralized material discovered by us should not be considered proven or probable reserves.

In order to demonstrate the existence of proven or probable reserves, it would be necessary for us to continue exploration to demonstrate the existence of sufficient mineralized material with satisfactory continuity and then obtain a positive feasibility study.  Exploration is inherently risky, with few properties ultimately proving economically successful.  We do not intend to pursue additional exploration for the purpose of establishing proven or probable reserves.

Establishing reserves requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced.  We have not completed a feasibility study with regard to all or a portion of any of our properties, nor do we intend to perform such feasibility study at this time.

Since we have no proven or probable reserves, our investment in mineral properties is not reported as an asset in our financial statements which may have a negative impact on the price of our stock.  We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America and intend to report substantially all exploration and construction expenditures as expenses until we are able to establish proven or probable reserves.  If we are able to establish proven or probable reserves, we would report development expenditures as an asset subject to future amortization using the units-of-production method.  Since it is uncertain when, if ever, we will establish proven or probable reserves, it is uncertain whether we will ever report these expenditures as an asset.  Accordingly, our financial statements report fewer assets and greater expenses than would be the case if we had proven or probable reserves, which could have a negative impact on our stock price.

If we are unable to achieve gold and silver production levels anticipated from our El Aguila Project, our financial condition and results of operation will be adversely affected.  We are proceeding with the construction of the El Aguila Project based on estimates of mineralized material identified in our drilling program and estimates of gold and silver recovery based on test work developed during our scoping study.  However, risks related to metallurgy are inherent when working with extractable minerals.  Sales of gold and silver, if any, that we realize from future mining activity will be less than anticipated if the mined material does not contain the concentration of gold and silver predicted by our geological exploration.  This risk may be increased since we have not sought or obtained a feasibility study or reserve report with regard to any of our properties.  If sales of gold and silver are less than anticipated, we may not be able to recover our investment in our property and our operations may be adversely affected.

We may require significant additional capital to fund our business plan.  We will require additional capital for exploration of one or more of our existing properties or to acquire additional properties.  It may be the case that we will require additional capital in addition to the funds already raised in our private placements to fund the completion of construction of the mill and startup of the El Aguila Project.  We will be required to hire additional staff.  In addition, we may require additional working capital to continue to fund operations pending sale of any gold or other metals.  Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of gold and other precious metals.  Capital markets worldwide have been adversely affected by substantial losses by financial institutions, in turn caused by investments in asset-backed securities.  We may not be successful in obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration or development and the possible, partial or total loss of our potential interest in our properties.

Estimates of mineralized material are based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.  Unless otherwise indicated, mineralized material presented in our filings with securities regulatory authorities, including the SEC, press releases and other public statements that may be made from time to time are based upon estimates made by our consultants.  When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineralized material on our properties.  Until mineralized material is actually mined and processed, it must be considered an estimate only.

These estimates are imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable.  We cannot assure you that these mineralized material estimates will be accurate or that this mineralized material can be mined or processed profitably.

Any material changes in estimates of mineralized material will affect the economic viability of placing a property into production and such property’s return on capital.  There can be no assurance that minerals recovered in small scale tests will be recovered at production scale.

The mineralized material estimates have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove inaccurate.  Extended declines in market prices for gold and silver may render portions of our mineralized material uneconomic and adversely affect the commercial viability of one or more of our properties and could have a material adverse effect on our results of operations or financial condition.

Should we successfully commence mining operations at our El Aguila Project, our ability to remain profitable long-term will depend on our ability to identify, explore, and develop additional properties.  Gold and silver properties are wasting assets.  They eventually become depleted or uneconomical to continue mining.  The acquisition of gold and silver properties and their exploration and development are subject to intense competition.  Companies with greater financial resources, larger staff, more experience and more equipment for exploration and development may be in a better position than us to compete for such mineral properties.  If we are unable to find, develop, and economically mine new properties, we most likely will not be able to be profitable on a long term basis.

The construction of our mine and mill are subject to all of the risks inherent in construction.  These risks include potential delays, cost overruns, shortages of material or labor, construction defects, and injuries to persons and property.  We have retained Lyntek, Inc. of Denver, Colorado as a consultant to act as our general contractor for construction of the mill.  We expect that Lyntek will engage a combination of American and Mexican subcontractors and material suppliers in connection with the project.  While we anticipate taking all measures which we deem reasonable and prudent in connection with construction of the mill, there is no assurance that the risks described above will not cause delays or cost overruns in connection with such construction.  Any delay would postpone our anticipated receipt of revenue and adversely affect our operations.  Cost overruns would likely require that we obtain additional capital in order to commence production.  Any of these occurrences may adversely affect our ability to generate revenues and the price of our stock.

Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations.  Our operations, including our ongoing exploration drilling program and proposed production plan at the El Aguila Project, require permits from the government.  We may be unable to obtain these permits in a timely manner, on reasonable terms, or at all.  If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration of our property or commercial production will be adversely affected.

Our properties are located in Mexico and are subject to changes in political conditions and regulations in that country.  Our existing properties are located in Mexico.  In the past, Mexico has been subject to political and social instability, changes and uncertainties which may cause changes to existing government regulations affecting mineral exploration and mining activities.  Civil or political unrest could disrupt our operations at any time.  Our mineral exploration and mining activities in Mexico may be adversely affected in varying degrees by changing governmental regulations relating to the mining industry or shifts in political conditions that increase the costs related to our activities or maintaining our properties.  Finally, Mexico's status as a developing country may make it more difficult for us to obtain required financing for our project.

Our business operations may be adversely affected by social and political unrest in Oaxaca.  The properties which we are currently exploring for mineralization and the mill we are building are located in the State of Oaxaca, Mexico.  Oaxaca City, the capital of the State of Oaxaca, experienced a period of social and political unrest in 2006.  Certain civilian groups seeking political reform staged protests and demonstrations in various locations in Oaxaca City, including schools, government offices and major roadways.  Although our property is roughly a 90 minute drive from Oaxaca City and the civil disturbances appear to have dissipated, our business operations could be negatively impacted if Oaxaca experiences another such event.  Our exploration and construction program may be interrupted if we are unable to hire qualified personnel or if we are denied access to the site where our property is located.  We may also be required to make additional expenditures to provide increased security in order to protect property or personnel located at our exploration and construction sites.  Significant delays in exploration or increases in expenditures will likely have a material adverse affect on our financial condition and results of operations.

Our ability to continue exploration and extract any minerals that we discover is subject to payment of concession fees and if we fail to make these payments, we may lose our interest in the properties.  Mining concessions in Mexico are subject to payment of concession fees to the federal government or lease payments to the owner of the concessions.  The payments are based on the size of the property we are exploring.  Our failure or inability to pay the concession fees to the government may cause us to lose our interest in one or more of our properties.

Our primary exploration target is subject to a lease in favor of a third party which provides for royalties on production.  We lease our El Aguila property from a third party.  Our lease for the El Aguila property is subject to a net smelter return royalty of 4% where production is sold in the form of gold/silver dorè and 5% where production is sold in concentrate form.  The requirement to pay royalties to the owner of the concessions at our El Aguila property will reduce our profitability, if any, if we commence commercial production of gold or other precious metals.

Our ability to develop our property is subject to the rights of the Ejido (local inhabitants) to surface use for agricultural purposes.  Our ability to mine minerals is subject to making satisfactory arrangements with the Ejido for access and surface disturbances.  Ejidos are groups of local inhabitants who were granted rights to conduct agricultural activities on the property.  We must negotiate and maintain a satisfactory arrangement with these inhabitants in order to disturb or discontinue their rights to farm.  While we have successfully negotiated and signed such agreements to enable us to begin construction at the El Aguila Project, our inability to maintain these agreements could impair or impede our ability to successfully mine the properties.

The volatility of the price of gold could adversely affect our future operations and, if warranted, our ability to develop our properties.  The potential for profitability of our operations, the value of our properties and our ability to raise funding to conduct continued exploration and development, if warranted, are directly related to the market price of gold and other precious metals.  The price of gold may also have a significant influence on the market price of our common stock and the value of our properties.  Our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before the first revenue from production would be received.  A decrease in the price of gold may prevent our property from being economically mined or result in the writeoff of assets whose value is impaired as a result of lower gold prices.  The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States Dollar and foreign currencies, global and regional demand, the sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world.  During the last five years, the average annual market price of gold has fluctuated between $445 per ounce and $972 per ounce, based on the daily London P.M. fix, as shown in the table below:

2005	2006	2007	2008	2009
$445	$604	$696	$872	$972

The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate.  In the event gold prices decline or remain low for prolonged periods of time, we might be unable to develop our properties, which may adversely affect our results of operations, financial performance and cash flows.

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete.  Competition in the mining industry for desirable properties, investment capital and personnel is intense.  Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis.  We are an insignificant participant in the gold mining industry due to our limited financial and personnel resources.  We presently operate with a limited number of personnel and we anticipate that we will compete with other companies in our industry to hire additional qualified personnel which will be required to successfully operate our mine and mill site.  We may be unable to attract the necessary investment capital or personnel to fully explore and if warranted, develop our properties and be unable to acquire other desirable properties.

An adequate supply of water may not be available to undertake mining and production at our property.  Water rights are owned by the Mexican nation and are administered by a Mexican government agency.  This agency has granted water concessions to private parties throughout the area defined as the Oaxaca Hydrologic Basin, however there is no assurance that we will be granted such concessions.  We have purchased water rights which we believe will be sufficient for our anticipated production needs.  However, we have no assurance these water rights will continue to produce enough water for our activities.  Accordingly, we may not have access to the amount of water needed to operate a mine at the property.

Since most of our expenses are paid in Mexican pesos, and we anticipate selling any production from our properties in United States dollars, we are subject to adverse changes in currency values that will be difficult to prevent.  Our operations in the future could be affected by changes in the value of the Mexican peso against the United States dollar.  At the present time, since we have no production, we have no plans or policies to utilize forward sales contracts or currency options to minimize this exposure.  If and when these measures are implemented, there is no assurance they will be cost effective or be able to fully offset the effect of any currency fluctuations.

Our activities in Mexico are subject to significant environmental regulations, which could raise the cost of doing business.  Mining operations are subject to environmental regulation by SEMARNAT, the environmental protection agency of Mexico.  Regulations require that an environmental impact statement, known in Mexico as a Manifiestacion de Impacto Ambiental, be prepared by a third party contractor for submission to SEMARNAT.  Studies required to support this impact statement include a detailed analysis of many subject areas, including soil, water, vegetation, wildlife, cultural resources and socio-economic impacts.  We may also be required to submit proof of local community support for a project to obtain final approval.  Significant environmental legislation exists in Mexico, including fines and penalties for spills, release of emissions into the air, seepage and other environmental damage.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.  Exploration for and the production of minerals is highly speculative and involves greater risk than many other businesses.  Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined.  Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and development of mineral properties, such as, but not limited to:

•	economically insufficient mineralized material;
•	fluctuation in production costs that make mining uneconomical;
•	labor disputes;
•	unanticipated variations in grade and other geologic problems;
•	environmental hazards;
•	water conditions;
•	difficult surface or underground conditions;
•	industrial accidents;
•	metallurgic and other processing problems;
•	mechanical and equipment performance problems;
•	failure of pit walls or dams;
•	unusual or unexpected rock formations;
•	personal injury, fire, flooding, cave-ins and landslides; and
•	decrease in the value of mineralized material due to lower gold and silver prices.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and production dates.  We currently have no insurance to guard against any of these risks.  If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown of our investment in these interests.  All of these factors may result in losses in relation to amounts spent which are not recoverable.

We depend upon a limited number of personnel and the loss of any of these individuals could adversely affect our business.  If any of our current executive employees, our principal consultant in Mexico or our principal financial consultant were to die, become disabled or leave the company, we would be forced to identify and retain individuals to replace them.  Messrs. William, David and Jason Reid and Mr. Jorge Sanchez del Toro are our critical employees at this time.  Jose Perez Reynoso is our consultant in Mexico who oversees our properties and operations.  Frank L. Jennings is a financial consultant who provides services to us as chief financial officer.  There is no assurance that we can find suitable individuals to replace them or to add to our employee base if that becomes necessary.  We are entirely dependent on these individuals as our critical personnel at this time.  We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

In the event of a dispute regarding title to our property or any facet of our operations, it will likely be necessary for us to resolve the dispute in Mexico, where we would be faced with unfamiliar laws and procedures.  The resolution of disputes in foreign countries can be costly and time consuming, similar to the situation in the United States.  However, in a foreign country, we face the additional burden of understanding unfamiliar laws and procedures.  We may not be entitled to a jury trial, as we might be in the United States.  Further, to litigate in any foreign country, we would be faced with the necessity of hiring lawyers and other professionals who are familiar with the foreign laws.  For these reasons, we may incur unforeseen losses if we are forced to resolve a dispute in Mexico or any other foreign country.

                 We are required to annually evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock.  Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on internal control over financial reporting commencing with the fiscal year ended December 31, 2008.  Such a report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective.  This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management.  In addition, our evaluation of the effectiveness of our internal controls will be subject to an annual audit by our independent registered public accounting firm and there is no assurance that they will agree with our assessment.  If we are unable to maintain and to assert that our internal control over financial reporting is effective, or if we disclose material weaknesses in our internal control over financial reporting, or if our independent registered public accounting firm does not agree with our assessment, investors could lose confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on our stock price.

Our securities are not presently registered under the Securities Exchange Act of 1934, meaning that investors will have less information available about our company.  Our common stock is presently registered with the SEC only under the Securities Act of 1933, as amended.  Because we have not registered our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we may not be required to file information reports such as Forms 10-K and 10-Q with the SEC, although we expect to voluntarily file certain reports even if we are not required to do so.  Additionally, our directors and officers are not required to file reports under Section 16 of the Exchange Act.  As a result, there is less information available to the public regarding our corporate affairs and insider transactions in our common stock than other companies that have registered common stock under the Exchange Act.  In the future, we could cease filing information reports with the SEC at any time.  If we are required to register under the Exchange Act or decide to do so voluntarily, the disclosure of additional required information may cause the price of our stock to drop and investors in this offering may suffer.

The laws of the State of Colorado and our Articles of Incorporation may protect our directors from certain types of lawsuits.  The laws of the State of Colorado provide that our directors will not be liable to us or our shareholders for monetary damages for all but certain types of conduct as directors of the company.  Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law.  The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances.  The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks Related to Our Common Stock

Our stock price may be volatile and as a result you could lose all or part of your investment.  In addition to volatility associated with over the counter securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•	Changes in the worldwide price for gold;
•	Disappointing results from our exploration efforts;
•	Failure to reach commercial production or producing at rates lower than those targeted;
•	Failure to meet our revenue or profit goals or operating budget;
•	Decline in demand for our common stock;
•	Downward revisions in securities analysts' estimates or changes in general market conditions;
•	Technological innovations by competitors or in competing technologies;
•	Investor perception of our industry or our prospects; and
•	General economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile.  These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock.  As a result, investors may be unable to resell their shares at a fair price.

Since there is presently a limited trading market for our common stock, purchasers of our common stock may have difficulty selling their shares, should they desire to do so.  Due to a number of factors, including the lack of listing of our common stock on a national securities exchange, the trading volume in our common stock is limited.  Our trading volume on the OTC Bulletin Board over the past three months has averaged approximately 168,000 shares per day.  As a result, the sale of a significant amount of common stock by the selling shareholders may depress the price of our common stock and you may lose all or a portion of your investment.

A small number of existing shareholders own a significant amount of our common stock, which could limit your ability to influence the outcome of any shareholder vote.  Our executive officers and directors beneficially own approximately 22% of our common stock and our largest shareholder owns approximately 27% of our common stock as of the date of this prospectus.  Under our Articles of Incorporation and Colorado law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action.  As a result, this group may be able to influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions.  We have no existing agreements or plans for mergers or other corporate transactions that would require a shareholder vote at this time.  However, shareholders should be aware that they may have limited ability to influence the outcome of any vote in the future.  See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS” for additional information.

Since our common stock is not presently listed on a national securities exchange, trading in our shares may be subject to rules governing “penny stocks,” which will impair trading activity in our shares.  Our common stock may be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks.  Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document required by the SEC.  These rules also require a cooling off period before the transaction can be finalized.  These requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock.  Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

Issuances of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock.  We have the authority to issue up to 60,000,000 shares of common stock, 5,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval.  Because our common stock is not currently listed on an exchange, we are not required to solicit shareholder approval prior to issuing large blocks of our stock.  These future issuances could be at values substantially below the price paid for our common stock by our current shareholders.  In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.  Because we believe that trading in our common stock is limited, the issuance of our stock may have a disproportionately large impact on its price compared to larger companies.

We have never paid dividends on our common stock.  We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends for the foreseeable future.  Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate earnings from operations.  Further, our initial earnings, if any, will likely be retained to finance our operations.  Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors.

Forward-Looking Statements

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our future business plans and strategies, the proposed exploration and development of our property, the receipt of working capital, future revenues and other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.

In addition to the specific factors identified under “RISK FACTORS” above, other uncertainties that could affect the accuracy of forward-looking statements include:

●	decisions of foreign countries and banks within those countries;
●	technological changes in the mining industry;
●	our costs;
●	the level of demand for our products;
●	changes in our business strategy;
●	interpretation of drill hole results and the geology, grade and continuity of mineralization;
●	the uncertainty of reserve estimates and timing of development expenditures; and
●	commodity price fluctuations.

This list, together with the factors identified under “RISK FACTORS,” is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus. We do not intend to update these forward looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

Prospective investors are urged not to put undue reliance on forward-looking statements.

BUSINESS AND PROPERTIES

History and Organization

We are engaged in the exploration of gold and silver properties, primarily in Mexico, with a goal of production in the near future.  We were organized under the laws of the State of Colorado in 1998.  We pursue exploration of gold and silver projects that we believe feature low operating costs and have the potential to produce a high return on the capital invested.  We hold a 100% interest in five properties in Mexico's southern State of Oaxaca.  See “--Our Properties” below for more information about our properties.  We have constructed a mill and a mine at our flagship property, the El Aguila Project, which will be our first mine upon successful start-up, which is targeted for early 2010.

We completed our IPO in August 2006 at a price of $1.00 per share and received gross proceeds of $4,600,000.  We have raised additional capital pursuant to several private placements of our common stock since that time.  We used the proceeds of our IPO and a private placement conducted in 2006 to conduct exploration activities at the El Aguila property.  We decided to move forward with efforts to construct a mill and a mine at the El Aguila Project on April 11, 2007.  We used the funds from subsequent private placements to construct a mine and mill at the El Aguila Project.  We anticipate using the funds provided by the most recent private placement, discussed in more detail below, to continue these efforts, as well as to undertake additional construction and exploration activities.  See “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION” for more information.

Our principal executive office is located at 222 Milwaukee Street, Suite 301, Denver, Colorado 80206, and our telephone number is (303) 320-7708.  Our operations in Mexico are conducted through our wholly-owned Mexican subsidiaries, Don David Gold, S.A. de C.V., Golden Trump Resources S. A. de C.V. and Oaxaca Servicios Mineros, S.A. de C.V.  We maintain a website at www.goldresourcecorp.com and through a link on our website you can view the periodic filings that we make with the Securities and Exchange Commission (“SEC”).

Please refer to page 20 of this prospectus for a glossary of certain terms used herein.

Recent Developments

Exploration.  Our flagship property, the El Aguila property, was the primary focus of our exploration program during 2008.  Using funds obtained from a private placement in 2007, we focused exploration drilling on three areas: the El Aguila near-surface mineralized area, the El Aire vein area, which is located along the same structural zone two kilometers from the near-surface mineralized area, and a new discovery of mineralization near El Aire which we call the La Arista area.  Our drilling has shown that each of these areas have gold and silver mineralized material and, except for the El Aguila near-surface mineralized area, have base metal mineralization of copper, lead and zinc.  As a result of encouraging exploration results and our belief that the mineralized material can be extracted and processed economically, we made a decision in 2007 to begin preparing El Aguila for production, targeting to begin production in 2009.  A substantial amount of our business activities during 2008 and 2009 were focused toward that goal.  From January 1 to September 30, 2009, we completed a total of 57,233 meters (187,723 feet) in exploration drilling and spent approximately $22,760,000 in exploration and construction costs at our properties in Mexico.  However, we have not established proven or probable reserves as defined by regulation of the SEC on our El Aguila Project or any of our other properties.

Construction at El Aguila Project.  The engineering firm of Lyntek Inc. of Denver, Colorado has designed the mill and infrastructure requirements at the El Aguila Project on our behalf.  The facility is designed to process 850 tonnes of ore per day through a flotation circuit and 150 tonnes of ore per day through an agitated leach circuit.  We substantially completed the mill in the fourth quarter of 2009 and we began commissioning it in December 2009.  We hope to produce concentrate in early 2010.

During 2008, we received permits from the Mexican government for construction of the access road, the mill facility and the tailings impoundment.  In August 2009, we received the open pit mine permit which will allow us to begin mining the mineralized material from the open pit mine at the El Aguila Project.

We expect that mining in the first year of production will take place at the El Aguila near-surface mineralization open pit mine and have commenced pre-stripping of the open pit mine area.  Mining in the second year is anticipated to come from the La Arista vein mineralized material and will require development of an underground mine. We received the permit to develop the underground mine at La Arista in December 2009 and expect to begin construction of the decline ramp and underground mine in 2010.

In October 2007, we acquired an additional parcel of land which comprises approximately five hectares and is located adjacent to the community of San Jose de Gracia.  During 2008, we completed construction of an employee housing facility for the El Aguila Project, as well as a health clinic which will be available to employees and local residents.  The facility encompasses 10 buildings, including a cafeteria, and can house approximately 50 people.  See “--Our Properties” below for additional information.

Strategic Alliance with Hochschild.  In December 2008, we entered into a strategic alliance agreement with Hochschild Mining Holdings Limited (“Hochschild”), a Peruvian-based precious metals producer operating primarily in the Americas.  Pursuant to the terms of the strategic alliance agreement, we sold Hochschild 1,670,000 shares of our common stock for gross proceeds of $5,010,000 in a private placement in 2008.  We also granted Hochschild an 80-day option to purchase 4,330,000 additional shares of our common stock for gross proceeds of $12,990,000, which was exercised on February 25, 2009.   We also have agreed, among other things, to the following:

•	To offer Hochschild a right of first refusal to participate in future equity financings solicited by us prior to commencement of commercial production;
•	To afford it a first right of refusal to participate in any joint ventures we might pursue with regard to any of our properties;
•	To grant Hochschild preemptive rights to participate in certain financing transactions; and
•	To appoint one individual nominated by Hochschild to our Board of Directors under certain conditions.

Hochschild also has the right to purchase additional shares of our common stock in the market, however, it has agreed to a standstill for two years where it will not exceed 40% total ownership in our company.  Certain of the rights discussed above will be forfeited by Hochschild at such time as its percentage ownership in our company decreases below 14.5%.

During the first half of 2009, we used the proceeds of the Hochschild private placement to continue construction at the El Aguila Project.  We determined to seek additional equity financing for the El Aguila Project and Hochschild exercised its right of first refusal under the Strategic Alliance Agreement to provide such financing.

In June 2009, Hochschild subscribed to purchase a total of 5,000,000 shares of our common stock for gross proceeds of $20,000,000 and in December 2009, Hochschild subscribed to purchase an additional 1,954,795 shares of common stock for $16,000,000.  We expect to use the proceeds of the second financing transaction with Hochschild to continue developing the El Aguila Project and for working capital.  In addition, $8,000,000 of the proceeds have been reserved for construction of the decline ramp and related infrastructure at the La Arista vein and $4,000,000 of the proceeds have been reserved to be used solely for additional exploration.  See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for additional information.

Acquisition of Alta Gracia property.  In August 2009, we filed mineral concessions with the Mexican government concerning an additional 5,175 hectares (12,782 acres) adjacent to the Las Margaritas property, which we refer to as the Alta Gracia property.

Competitive Business Conditions

The exploration for, and the acquisition of gold and silver properties, are subject to intense competition.  Due to our limited capital and personnel, we are at a competitive disadvantage compared to other companies with regard to exploration and, if warranted, development.  Our present limited funding means that our ability to compete for properties to be explored and developed is limited.  We believe that competition for acquiring mineral prospects will continue to be intense in the future.

The availability of funds for exploration is sometimes limited, and we may find it difficult to compete with larger and more well-known companies for capital.  Our inability to develop our mining properties due to lack of funding, even if warranted, could have a material adverse effect on our operation and financial position.

Government Regulations and Permits

In connection with mining, milling and exploration activities, we are subject to extensive Mexican federal, state and local laws and regulations governing the protection of the environment, including laws and regulations relating to protection of air and water quality, hazardous waste management and mine reclamation as well as the protection of endangered or threatened species.  The department responsible for environmental protection in Mexico is SEMARNAT, which is similar to the United States Environmental Protection Agency.  SEMARNAT has broad authority to shut down and/or levy fines against facilities that do not comply with its environmental regulations or standards.  Potential areas of environmental consideration for mining companies, including ours if we are successful in commencing mining operations, include, but are not limited to, acid rock drainage, cyanide containment and handling, contamination of water courses, dust and noise.

Prior to the commencement of any mining operations at the El Aguila Project, if any, we have and will continue to secure various regulatory permits from federal, state and local agencies.  These governmental and regulatory permits generally govern the processes being used to operate, the stipulations concerning air quality and water issues, and the plans and obligations for reclamation of the properties at the conclusion of operations.  Regulations require that an environmental impact statement, known in Mexico as a Manifiestacion de Impacto Ambiental (“MIA”), be prepared by a third-party contractor for submission to SEMARNAT.  We have submitted our MIA to SEMARNAT for their review and it has been approved. Studies required to support the MIA include a detailed analysis of these areas, among others: soil, water, vegetation, wildlife, cultural resources and socio-economic impacts.  Although the regulatory process in Mexico has a public review component, proof of local community support for a project is required to gain final MIA approval.  We have received the required local community support.

We received a federal permit granting permission to construct a road at the El Aguila Project.  We completed construction of this road during 2008.  Additionally, during 2008, we received permits allowing us to construct our mill facilities and tailings impoundment facility.  Construction of these structures is presently underway.  We received a permit from SEMARNAT in August 2009 which will allow us to begin open pit mining at the El Aguila Project.

We purchased a permitted water well for the mill site at the El Aguila Project.  We believe the water provided by this well will be adequate to meet the needs for any mining activity for the foreseeable future.

We have obtained, and will obtain at the appropriate time, environmental permits, licenses or approvals required for operations.  We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations.

Employees

We currently have four full-time employees, three of whom serve as our executive officers.  These individuals devote all of their business time to our affairs.  In addition to our executive officers, we employ approximately 50 Mexican nationals, including one who serves as our El Aguila Project Manager, through one of our Mexican subsidiaries.  We also engage two significant consultants, one to generally oversee our property and activities in Mexico and one to assist with our administrative and financial affairs.  Our consultant in Mexico serves on a full-time basis and our financial consultant provides his services to us as necessary.

Our Properties

We currently have an interest in five properties, the El Aguila property, the Las Margaritas property, the El Rey property, the Solaga property and the Alta Gracia property.  We lease certain claims comprising the El Aguila property and the Las Margaritas property from an individual who serves as our consultant in Mexico and the Solaga property from an entity partially owned by the same consultant.  We own mining concessions for the El Rey property and the Alta Gracia property, and for certain other claims at the El Aguila property.  All of these properties are in the exploration stage and have no proven or probable reserves.  The map below shows the general location of our four properties in Oaxaca, Mexico:

The El Aguila Project

Background.  Effective October 14, 2002, we leased three mining concessions, El Aguila, El Aire and La Tehuana, totaling 1,896 hectares, from Jose Perez Reynoso, a consultant to our company.  The lease agreement is subject to a 4% net smelter return royalty where production is sold in the form of gold/silver dore and 5% for production sold in concentrate form.  We have made periodic advance royalty payments under the lease totaling $260,000 and no further advance royalty payments are due.  Subject to minimum exploration requirements, there is no expiration term for the lease.  We may terminate it at any time upon written notice to the lessor and the lessor may terminate it if we fail to fulfill any of our obligations.  The El Aguila and El Aire concessions make up the El Aguila Project and the La Tehuana concession makes up the Las Margaritas property.

We have filed for and received additional concessions for the El Aguila Project that total an additional 8,492 hectares.  These additional concessions are not part of the concessions leased from our consultant, and bring our interest in the El Aguila Project to an aggregate of 9,463 hectares.  The mineral concessions making up the El Aguila Project are located within the San Pedro Totolapam Ejido.

Location and Access.  The El Aguila Project is located in the Sierra Madre del Sur of southern Mexico, in the central part of the State of Oaxaca.  Access to the property is by way of the Pan American Highway (Highway # 190), approximately 120 kilometers (75 miles) southeast of Oaxaca City, the state's capital city.  At the village of San Jose de Gracia, a gravel road goes approximately four kilometers northwest to the property.  We have completed construction to upgrade this road to make it better suited for our construction and potential mining activities.

The climate of the El Aguila area is dry and warm to very warm with most rainfall occurring in the summer and annual precipitation averaging only 423.7 mm (17 inches).  The average yearly temperature is 26.6 degrees centigrade (80° F).  The area is very rocky with scarce vegetation.  Subsistence farming occurs and the main agricultural crop is agave cactus that is cultivated for the production of mescal.

Exploration Activities.  The early history of activity at the El Aguila property, as known by us, is prospecting and limited mining for gold and silver from the early 1900's to the mid 1960's.  In 1998, Mr. Perez Reynoso acquired the concessions and leased them to Apex Silver Corporation of Denver, Colorado.  Apex carried out an exploration program involving geologic mapping, surface sampling and an 11-hole drilling program (1,242 meters, or 4,074 feet).  The results did not meet Apex's expectations so it cancelled its lease on the property in 2002.  We leased the property from Mr. Perez Reynoso in October 2002.

In August 2003, we entered into an exploration agreement with Canyon Resources Corporation pertaining to our interest in the El Aguila property whereby Canyon loaned us $500,000 for exploration costs, and subsequently converted its note into 1,200,000 shares of our common stock in 2004.  The drilling program was completed in 2004 and included approximately 3,900 meters (12,795 feet) of drilling in 69 holes focused on one target area of the property.

We have carried out more recent exploration on the El Aguila Project that has included geologic mapping, surface sampling, geochemical sampling, a geomagnetic survey and exploratory drilling.  Since inception, we have drilled a total of 379 holes equaling 57,233 meters (187,723 feet) at our El Aguila property, including 8 holes for 4,430 meters (14,530 feet) from January 1 through September 30, 2009.

Construction Activities.  We made a decision in April 2007 to undertake efforts to place the El Aguila Project into commercial production.  At our request, Lyntek Inc., an engineering firm in Denver, Colorado, designed the mill and infrastructure requirements.  The mill is designed to process 850 tonnes of ore per day through a flotation section and 150 tonnes of ore per day through an agitated leach section.  The flotation process produces a mineral concentrate through the use of chemical conditioning agents to float or depress certain minerals from a mineral rich foam concentrate created by agitation.  The flotation circuit is complete and we began commissioning the mill in December 2009.  Subsequently, we anticipate using an agitated leach section to produce a doré bar of gold and silver from oxide ore; completion of the agitated leach section of the mill is expected in the first quarter of 2010.

We received the permit granting permission to construct the mill in June 2008 and the mill, excluding the leach section, is substantially complete.  We have also completed construction on a large and small dam for our tailings impoundment after receiving a federal permit for the tailings facility in October 2008.  We began pre-stripping activity at the near-surface open pit area in conjunction with construction of the tailings impoundment.  In August, 2009, we received the necessary permit from the Mexican federal agency granting us approval to begin mining the mineralized material.

During our first year of anticipated production, we expect that we will conduct open pit mining at the El Aguila near-surface mineralized material area.  We are targeting the La Arista vein area for mining during our second year of production, which would require construction of an underground mine.

We plan to generate our own electrical power for the mill through diesel generators, although the federal power grid, located along the Pan American Highway, may be utilized in certain aspects of operations.  We purchased a permitted water well to supply water for our mining activities, however the water will require pumping to the site approximately 4 kilometers away.

In October 2007, we acquired an additional parcel of land which is approximately five hectares in size and adjacent to the community of San Jose de Gracia.  The land cost us $152,522.  We have completed construction of an employee housing facility on this parcel that includes 10 buildings and will house approximately 50 people.

Geology and Mineralization.  The El Aguila Project is located in the San Jose de Gracia Mining District in the Sierra Madre del Sur of southern Mexico.  Multiple volcanic domes of various scales, and probably non-vented intrusive domes, dominate the district geology.  These volcanogenic features are imposed on a pre-volcanic basement of sedimentary rocks.  Gold and silver mineralization in this district is related to the manifestations of this classic volcanogenic system and is considered epithermal in character.

Certain deposits on the El Aguila property are primarily hosted in a quartz rich, stratiform zone (manto).  The main manto drilled to date that forms our initial El Aguila shallow mineralization, which we hope to mine by an open pit, is conformable with the ryholitic volcanic rock above and below the manto.  It varies in thickness from less than two meters (6.6 feet) to more than 30 meters (98.4 feet).  The gold and silver mineralization is considered low sulfidation, epithermal in character.  There appear to be several other prospective manto units on the property.

Surface sampling yielded anomalous gold and silver values from early district-wide exploration where silicified zones were encountered.  In addition, a small, shallow adit and winze provided limited sampling underground, yielding indications of gold values in a silicified, sub-horizontal manto.  Based on these early anomalous exploration samples, a drilling program was carried out by us that in fact resulted in defining a central zone of continuous, shallow, sub-horizontal mineralized material.  The fact that the mineralization is relatively shallow will make mining less difficult and less expensive from an open pit mine compared to an underground mine.  This mineralized material at the El Aguila is near surface and lends itself to open pit mining.

Our 2008 drilling program continued to explore a relatively new area of mineralization at the El Aguila Project that we call the La Arista vein area, approximately two kilometers from the mill site.  This mineralized material is different from the El Aguila near surface mineralization in that it is polymetallic in character.  This polymetallic mineralization contains gold and silver plus the base metals copper, lead and zinc.  The character of this mineralization is also epithermal but considered intermediate sulfidation.  We anticipate that this mineralized material would be mined underground and mining activity in this area is targeted for year two and beyond of our production plan.

The El Rey Property

We have acquired claims in another area in the state of Oaxaca by filing concessions under the Mexican mining laws, referred to by us as the El Rey property.  These concessions total 892 hectares.  We have conducted minimal exploration and drilling on this property to date.

The El Rey property is an exploration stage property with no known reserves.  It is approximately 64.4 kilometers (40 miles) from the El Aguila Project.  There is no plant or equipment on the El Rey property.  If exploration is successful, any mining would probably require an underground mine but any mineralized material could be processed at the El Aguila Project mill.

Limited drilling at El Rey has encountered gold and silver mineralization up to 1 meter of 132.5 g/tonne gold (4.25 ounces/tonne) and 1.5 meters of 958 g/tonne silver.  We have drilled 48 holes for a total of 5,293 meters (17,361 feet) at the El Rey property.  Additional exploration drilling is planned.

The Las Margaritas Property

The Las Margaritas property is made up of the La Tehuana concession.  We leased this in October 2002 from Mr. Reynoso.  It is comprised of approximately 925 hectares located adjacent to the El Aguila property.  To date, we have conducted limited surface sampling, but no other significant exploration activities at the property.

The Solaga Property

In February 2007, we leased a 100% interest in a property known as the Solaga property, which totals 618 hectares, and is located approximately 120 kilometers (75 miles) from the El Aguila project.  A dormant silver mine is located on the Solaga property which was in production as recently as the 1980's.  However, we cannot estimate if or when we will reopen the mine.  The lease requires us to perform $25,000 in additional work and is subject to a 4% net smelter return royalty on any production.  We have not conducted any exploration activities at the property.

The Alta Gracia Property

In August 2009, we acquired claims adjacent to the Las Margaritas property in the Alta Gracia Mining District by filing concessions under the Mexican mining laws.  We refer to this property as the Alta Gracia property.  These concessions are comprised of three mining claims, the David 1, the David 2 and La Hurradura.  The concessions total 5,175 hectares, and the acquisition of these claims extended our land position along what is known as the San Jose structural corridor to just over 16 kilometers.  To date, we have not conducted significant exploration activities at the property.

Mineral Concessions

Mineral rights in Mexico belong to the Mexican government and are administered pursuant to Article 27 of the Mexican Constitution.  Exploitation concessions may be granted or transferred to Mexican citizens and corporations.  Our leases or concessions are held by our Mexican subsidiaries.  Exploitation concessions have a term of 50 years and can be renewed for another 50 years.  Concessions grant the holder the right to explore and exploit all minerals found in the ground.  Maintenance of concessions requires the semi-annual payment of mining duties (due in January and July) and the performance of assessment work, on a calendar year basis, with assessment work reports required to be filed in the month of May for the preceding calendar year.  The amount of mining duties and annual assessment are set by regulation and may increase over the life of the concession and include periodic adjustments for inflation.  Mining concessions are registered at the Public Registry of Mining in Mexico City and in regional offices in Mexico.

Ejido Lands and Surface Right Acquisitions

Surface lands at the El Aguila Project area are Ejido lands (agrarian cooperative lands granted by the federal government to groups of Campesinos pursuant to Article 27 of the Mexican Constitution of 1917).  Prior to January 1, 1994, Ejidos could not transfer Ejido lands into private ownership.  Amendments to Article 27 of the Mexican Constitution in 1994 now allow individual property ownership within Ejidos and allow Ejidos to enter into commercial ventures with individuals or entities, including foreign corporations.  We have an agreement with the local San Pedro TotolapamEjido allowing exploration and exploitation of mineralization at the El Aguila Project.

Mexican law recognizes mining as a land use generally superior to agricultural.  However, the law also recognizes the rights of the Ejidos to compensation in the event mining activity interrupts or discontinues their use of the agricultural lands.  Compensation is typically made in the form of a cash payment to the holder of the agricultural rights.  The amount of such compensation is generally related to the perceived value of the agricultural rights as negotiated in the first instance between the Ejidos and the owner of the mineral rights.  If the parties are unable to reach agreement on the amount of the compensation, the decision will be referred to the government.

We have established surface rights agreements with the San Pedro TotolapamEjido and the individuals impacted by our proposed operations which allow disturbance of the surface where necessary for our proposed mining operations.

Office Facilities

Effective October 1, 2005, we leased approximately 1,000 square feet of office space under a three year agreement with an independent third party. In May 2007, we amended the lease to add approximately 300 square feet and extended the lease term through April 30, 2010. Monthly rent payments under this lease, including parking and operating expenses, will average $2,470 per month through April 30, 2010, when the lease expires. We believe this space is adequate for our needs for the foreseeable future.

Legal Proceedings

We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, the results of which would have a material impact on our properties, results of operation, or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.

Glossary

Adit:
A more or less horizontal drive (walk-in mine) into a hill that is usually driven for the purpose of intersecting or mining an ore body.  An adit may also be driven into a hill to intersect or connect a shaft for the purpose of dewatering.  Adits were commonly driven on a slight incline to enable loaded mine trucks to have the advantage of a downhill run out, while the empty (lighter) truck was pushed uphill back into the hill.  The incline also allows water to drain out of the adit.  An adit only becomes a tunnel if it comes out again on the hill somewhere, like a train tunnel.

Andesite:	A gray to black volcanic rock with between about 52 to 63 weight percent silica (SiO2). Andesite magma commonly erupts from stratovolcanoes as thick lava flows, some reaching several km in length.
Cretaceous period:
Flowering plants appeared and dinosaurs were at their height during the Cretaceous period.  146-65 million years ago.  There was a mass extinction (the K-T extinction) at the end of the Cretaceous, marking the end of the dinosaurs and many other species.

Doré:	Unrefined gold and silver bars usually containing more than 90% precious metal.
Epithermal:	Used to describe gold deposits found on or just below the surface close to vents or volcanoes, formed at low temperature and pressure.

Felsic:	The minerals feldspar and quartz or an igneous rock or metamorphic rock made predominantly of feldspar and quartz; poor in iron and magnesium. Light-colored.
Gram:	A metric unit of weight and mass, equal to 1/1000th of a kilogram. One gram equals .035 ounces. One ounce equals 31.103 grams.
Hectare:	Another metric unit of measurement, for surface area. One hectare equals 1/200th of a square kilometer, 10,000 square meters, or 2.47 acres. A hectare is approximately the size of a soccer field.
Horst-graben:	Horst and graben are formed by widespread block faults giving rise to a mountain and valley topography that owes its origin in part at least to regional block faulting.
Kilometer:
Another metric unit of measurement, for distance.  The prefix “kilo” means 1000, so one kilometer equals 1,000 meters, one kilometer equals 3,280.84 feet, which equals 1,093.6 yards, which equals 0.6214 miles.

Manto:	A mineralogy term meaning a layer or stratum.
Minerals or Mineralized Material:	Any mass of host rock in which minerals of potential commercial value occur.
Net Smelter Return Royalty:	A share of the net revenue generated from the sale of metal produced by the mine.
Ore or Ore Deposit:	Rocks that contain economic amounts of minerals in them and that are expected to be profitably mined.
Rhyolite:	A type of volcanic lava or rock that is usually light in color: it contains greater than 68% silica, by weight, and is high in potassium and sodium.
Silicified:	Is combined or impregnated with silicon or silica.
Tertiary period:
This period lasted from 65 to 1.8 million years ago.  It followed the Cretaceous period (the end of the Mesozoic Era) and the K-T extinction.  Many mammals developed then, including primitive whales, rodents, pigs, cats, rhinos, etc.

Tonne:	A metric ton. One tonne equals 1000kg. It is approximately equal to 2,204.62 pounds.
Volcanogenic:	Of volcanic origin.
Volcanic domes:
These are mounds that form when viscous lava is erupted slowly and piles up over the vent, rather than moving away as lava flow.  The sides of most domes are very steep and typically are mantled with unstable rock debris formed during or shortly after dome emplacement.  Most domes are composed of silica-rich lava which may contain enough pressurized gas to cause explosions during dome extrusion.

Winze:	Secondary or tertiary vertical or near-vertical opening sunk from a point inside a mine for the purpose of connecting with a lower level or of exploring the ground for a limited depth below a level.

Conversion Table
Metric System		Imperial System
1 metre (m)	=	3.2808 feet (ft)
1 kilometer (km)	=	0.6214 mile (mi)
1 square kilometer (km2)	=	0.3861 square mile (mi2)
1 square kilometer (km2)	=	100 hectares (has)
1 hectare (ha)	=	2.471 acres (ac)
1 gram (g)	=	0.0322 troy ounce (oz)
1 kilogram (kg)	=	2.2046 pounds (lbs)
1 tonne (t)	=	1.1023 tons (t)
1 gram/tonne (g/t)	=	0.0292 ounce/ton (oz/t)

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER INFORMATION

Market Information

Our common stock trades over-the-counter and is quoted on the OTCBB under the symbol “GORO.”  The table below sets forth the high and low bid prices for our common stock as reflected on the OTCBB for the last two fiscal years.  Quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent prices at which actual transactions were effected.

Year Ending	High	Low
December 31, 2009
First Quarter	$5.75	$3.15
Second Quarter	5.45	3.85
Third Quarter	7.47	4.13
Fourth Quarter	11.21	7.00

December 31, 2008
First Quarter	$4.70	$3.27
Second Quarter	6.09	4.28
Third Quarter	5.65	2.36
Fourth Quarter	3.88	2.00

On January 22, 2010, the high and low sales price of our common stock on the OTCBB were $10.66 and $10.31, respectively, and we had approximately 91 holders of record of our common stock.

Penny Stock Rules

Due to the price of our common stock, as well as the fact that we are not listed on Nasdaq or a national securities exchange, our stock may be characterized as a “penny stock” under applicable securities regulations.  If our stock is or becomes a penny stock, we will be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks.  The broker or dealer proposing to effect a transaction in a penny stock must furnish his customer a document containing information prescribed by the SEC and obtain from the customer an executed acknowledgment of receipt of that document.  The broker or dealer must also provide the customer with pricing information regarding the security prior to the transaction and with the written confirmation of the transaction.  The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction and with the written confirmation of the trade.  The broker or dealer must also send an account statement to each customer for which he has executed a transaction in a penny stock each month in which such security is held for the customer's account.  The existence of these rules may have an effect on the price of our stock, and the willingness of certain brokers to effect transactions in our stock.

Transfer Agent

We have appointed Corporate Stock Transfer, Inc. (“CST”) as the transfer agent for our common stock.  The principal office of CST is located at 3200 Cherry Creek Drive South, Suite 430, Denver, CO  80209 and its telephone number is (303) 282-4800.

Dividend Policy

We have never declared or paid dividends on our common stock.  Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for expansion.  At the present time, we are not party to any agreement that would limit our ability to pay dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

Our Non-Qualified Stock Option and Stock Grant Plan (also referred to as the “Plan”) was adopted by us effective March 4, 1999.  The Plan, as amended, terminates by its terms on February 28, 2019.  Under the Plan, as approved by shareholders on March 4, 2005, a total of 6,000,000 shares of common stock are reserved for issuance thereunder.  Set forth below is information as of December 31, 2009 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Non-Qualified Stock Option and Stock Grant Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	3,745,000	$2.40	755,000
Equity compensation plans not approved by shareholders	50,000	$3.68	0
TOTAL	3,795,000		755,000

Under the Plan, non-qualified stock options and/or grants of our common stock may be issued to key persons.  Key persons include officers, directors, employees, consultants and others providing service to us.  The Plan was established to advance the interests of our company and our stockholders by affording key persons, upon whose judgment, initiative and efforts we may rely for the successful conduct of our businesses, an opportunity for investment in our company and the incentive advantages inherent in stock ownership in our company.  This Plan gives our Board of Directors broad authority to grant options and make stock grants to key persons selected by the Board while considering criteria such as employment position or other relationship with us, duties and responsibilities, ability, productivity, length of service or association, morale, interest in us, recommendations by supervisors, and other matters, and to set the option price, term of option, and other broad authorities.  Options may not be granted at less than the fair market value at the date of grant and may not have a term in excess of 10 years.

Options granted under the Plan do not generally give rise to taxable income to the recipient or any tax consequence to us, since the Plan requires that the options be issued at a price not less than the fair market value of the common stock on the date of grant.  However, when an option is exercised, the holder is subject to tax on the difference between the exercise price of the option and the fair market value of the stock on the date of exercise.  We receive a corresponding deduction for income tax purposes.  Recipients of stock grants are subject to tax on the fair market value of the stock on the date of grant and we receive a corresponding deduction.  The foregoing is intended as a summary of the income tax consequences to an individual recipient of an option or stock grant, and should not be construed as tax advice.  Holders of stock options or common stock should consult their own tax advisors.

Shares issued upon exercise of options or upon stock grants under the Plan are “restricted securities” as defined under the Securities Act unless a registration statement covering such shares is effective.  Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144) which exemptions typically impose conditions on the sale of the shares.

SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data for our company for the last five completed fiscal years for which information is available:

	Year Ended December 31,
	2008	2007	2006	2005	2004
Operating Data
Net loss from operations	$(26,348,812)	$(8,318,855)	$(2,743,851)	$(1,224,085)	$(853,706)
Other income	333,609	242,513	57,089	6,174	113
Net loss	(26,015,203)	(8,076,342)	(2,686,762)	(1,217,711)	(853,593)
Basic & diluted loss per share	(0.76)	$(0.28)	$(0.13)	$(0.08)	$(0.08)
Weighted average shares	34,393,854	28,645,038	20,218,659	16,164,715	10,827,672

Balance Sheet Data
Cash and cash equivalents	$3,534,578	$22,007,216	$7,660,258	$176,182	$9,560
Total current assets	3,737,468	22,051,156	7,866,370	191,159	9,560
Property and equipment, net	812,219	352,429	96,279	54,352	--
Land and mineral rights	226,610	152,522	--	--	--
Total assets	4,781,018	22,557,576	7,964,118	246,980	11,141

Current liabilities	1,753,285	768,452	451,163	33,607	408,476
Long-term obligations	--	--	--	--	--
Shareholders’ equity (deficit)	3,027,733	21,789,124	7,512,955	213,373	(397,335)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion updates our business plan for the balance of 2010.  It also analyzes our financial condition at September 30, 2009 and compares it to our financial condition at December 31, 2008.  It also compares our financial condition at December 31, 2008 and 2007.  This discussion summarizes the results of our operations for the nine months ended September 30, 2009 and compares those results to the nine months ended September 30, 2008 and the years ended December 31, 2008, 2007 and 2006.  This discussion and analysis should be read in conjunction with our audited financial statements for the three years ended December 31, 2008, including footnotes, and the discussion and analysis included in our Form 10-Ks for the years ended December 31, 2008 and 2007, as amended.

Overview

We are a company engaged in the exploration of gold and silver properties in Mexico, with a goal of production in the near future.  We pursue exploration of gold and silver projects that we believe feature low operating costs and have the potential to produce a high return on the capital invested.  We hold a 100% interest in five properties in Mexico's southern State of Oaxaca.  Mineral exploration requires significant capital and our assets and resources are limited.  We have never received revenue from operations and have relied on equity financing to fund our operations to date.

Since August 2006, we raised capital through various sales of common stock, yielding gross proceeds of approximately $86,000,000.  Our most recent financings were part of a strategic alliance with Hochschild, pursuant to which Hochschild purchased 1,670,000 shares of our common stock for gross proceeds of $5,010,000 in December 2008, 4,330,000 shares of our common stock for $12,990,000 in February 2009, 5,000,000 shares of our common stock for gross proceeds of $20,000,000 in June 2009 and 1,954,795 shares of common stock for gross proceeds of $16,000,000 in December 2009.  We have used the funds primarily to fund exploration and construction at the El Aguila Project.  In 2007, we commenced activities that we hope will allow us to mine the deposits at El Aguila, including the construction of a processing mill and other infrastructure.

During 2009, we continued efforts to construct our mine and mill and complete other activities necessary to place our El Aguila Project into production.  We began commissioning those facilities in late 2009 and hope to generate revenue from the sale of precious metals in 2010.

We continue to refine our capital requirements.  As an exploration stage company, there is significant uncertainty in our estimates regarding both future costs and future revenue.  We may require additional capital resources to complete our plans.

Exploration Stage Company.  We are considered an exploration stage company for accounting purposes, since we have not demonstrated the existence of proven or probable reserves.  In accordance with accounting principles generally accepted in the United States, all expenditures for exploration and evaluation of our properties have been expensed as incurred.  Furthermore, unless mineralized material is classified as proven or probable reserves, substantially all expenditures for mine and mill construction have been or will be expensed as incurred.  Certain expenditures, such as for rolling stock or other general purpose equipment, may be capitalized, subject to our evaluation of the future recoverability of the asset.  Since substantially all of our expenditures to date have been expensed and we expect to expense additional expenditures during 2009, most of our investment in mining properties and equipment does not appear as an asset on our balance sheet.

We accelerated exploration of our properties in late 2006, and have continued our activities into 2009.  From inception to September 30, 2009, we expensed approximately $20,545,660 on the exploration and evaluation of our various properties, substantially all of which has been spent on the currently active property known as El Aguila.  In addition, we have expensed, from inception to September 30, 2009, approximately $33,391,000 in design, engineering, and construction costs, all of which apply to the El Aguila Project.

Plan of Operation

In April 2007, we decided to undertake construction at the El Aguila Project in an effort to commence commercial production.  Our decision was made based upon drilling data that we believe provides evidence of mineralized material in amounts sufficient to proceed with construction activities.  However, we have not commenced a feasibility study that would allow us to classify any of our mineralized material as proven or probable reserves, as those terms are defined by the SEC in Industry Guide 7, “Description of Property by Issuers Engaged or to Be Engaged in Significant Mining Operations.”  The SEC definition of reserve is “that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.”

Our ability to demonstrate the existence of proven or probable reserves would require us to conduct additional exploration drilling that demonstrated the existence of sufficient mineralized material and to complete a positive feasibility study.  A feasibility study must demonstrate with reasonable certainty that the deposit can be legally and economically extracted and produced.  At this time, we have neither undertaken these additional activities nor implemented plans to undertake these activities in the future.  Accordingly, the mineralized material identified by us should not be considered proven or probable mineral reserves.  Additionally, the assumptions used by us in our decision to undertake construction of the mill and mine may prove to be inaccurate.  Thus, we may never be able to recover sufficient mineralized material to become profitable.

Anticipated Production.  While we intend to continue exploration at the El Aguila Project for the foreseeable future, we are moving forward with our plans to improve the property for anticipated production.  This includes acquisition of equipment and construction of a mill.  We engaged Lyntek, Inc. of Denver, Colorado to design and build the mill at the El Aguila Project.  We have commenced mining by open pit and commissioning a mill that is designed to process 850 tonnes of ore per day through a flotation section and 150 tonnes of ore per day through an agitated leach section.  We expect the mining to be done under contract with a third party contractor.  Only after a mine and a mill are constructed and operational do we expect to generate any revenue.  In August 2009, we received the open pit mine permit which is required before we commence production.

Our primary target for production in 2010 will be gold from the near-surface mineralization at El Aguila to be mined as an open pit.  Any silver contained in the mineralization will be produced as a by-product, any revenue from which will help offset the costs of producing the gold.  In the following year, if activities go as planned, we intend to undertake production of gold from an underground mine at the nearby La Arista vein.  Our plan to construct the underground mine includes driving a decline ramp.  A portion of the proceeds from our equity financing in December 2009 are dedicated for this purpose.  Since we believe the La Arista vein area also contains base metals such as copper, lead, and zinc, we intend to produce those metals as by-products, any revenue from which would help offset the costs of producing gold and silver.  We expect that the ore from both the near-surface deposit and the anticipated underground mine will be processed at the mill at the El Aguila Project.

From inception to date, we have committed or spent approximately $27,000,000 on construction of the mill and an additional $6,000,000 on infrastructure and an employee housing complex.  We completed construction of a road to the mine site to improve access and facilitate delivery of equipment and construction of the mill and mine.  Construction of the tailings facility for Phase 1 is complete.  The buildings are erected and the mill, excluding the agitated leach circuit, is substantially complete.  We began commissioning the flotation circuit of the mill in December 2009 and hope to produce concentrate in early 2010.

In October 2007, we acquired an additional parcel of land which comprises approximately five hectares and is located adjacent to the community of San Jose de Gracia.  During 2008, we completed construction of an employee housing facility for the El Aguila Project, as well as a health clinic which will be available to employees and local residents.  The facility encompasses 10 buildings, including a cafeteria, and can house approximately 50 people.

Construction at the La Arista Vein.  In an effort to commence underground mining at the La Arista vein on our El Aguila Project, it will be necessary for us to construct a decline ramp and related infrastructure to gain access to the vein.  We expect to commence this construction in 2010.  As of January 2010, the engineering is underway and we are reviewing bids from several contractors to assist with construction.

A portion of the proceeds of the most recent private placement, in the amount of $8,000,000, have been reserved for construction of the underground facilities.  However, since we are still in the process of planning the design and construction of those facilities, we have not determined whether that amount will be sufficient to complete the necessary work.  If we are successful in completing the underground facilities and commencing mining at this portion of our property, we expect that the ore will be processed at our nearby mill.

Liquidity and Capital Resources

As of September 30, 2009, we had a working capital balance of $10,683,947, consisting of current assets of $11,273,694 and current liabilities of $589,747.  This represents an increase of $8,699,764 from the working capital balance of $1,984,183 at December 31, 2008.  Our current assets consist primarily of cash which is deposited in short term, interest bearing accounts.  Consistent with our plans, most of our cash at September 30 was consumed to fund our exploration and construction activities and to a lesser extent, general and administrative expenses.  This necessitated another sale of our common stock in December 2009 to raise additional working capital.

We have never received revenue from gold or other mineral sales.  We currently expect to commence sales of gold and silver upon commissioning of our El Aguila processing facility during 2010, but we cannot guarantee that we will meet our expected timetable.  Any revenue generated from the sale of gold or silver will be used to supplement our existing cash for construction of the underground mine, additional exploration and other working capital needs.

We have historically relied on equity financings to fund our operations.  From inception through September 30, 2009, we received $79,466,898 in cash, services and other consideration through issuance of our common stock.  We raised another $16,000,000 in December 2009 through the sale of our common stock to Hochschild.  As of September 30, 2009, we did not have any outstanding debt, as all previous borrowings have been repaid or converted into equity.  We believe that we will continue to fund our future working capital requirements through the sale of equity, and eventually through cash flow from operations.  However, we may consider debt financing if market conditions allow.

In December 2008, we entered into a strategic alliance agreement with Hochschild.  Pursuant to the strategic alliance agreement, Hochschild was granted an option to purchase shares of our restricted common stock and a first right of refusal to participate in any future equity financing transactions we undertake.  Hochschild exercised its option in February 2009 and we sold 4,330,000 shares of restricted common stock to Hochschild at a price of $3.00 per share for total proceeds of $12,990,000.  Hochschild also exercised its first right of refusal to provide us with additional equity financing and on June 30, 2009, we entered into a subscription agreement with Hochschild to sell 5,000,000 shares of restricted common stock at a price of $4.00 per share, or a total of $20,000,000.  That transaction was completed in two tranches, the last of which closed in July 2009.  We agreed to reserve $4,000,000 of the proceeds for exploration activities and the $4,000,000 was deposited into a restricted cash account.  Of the $16,000,000 obtained in December 2009, $8,000,000 was reserved for the decline ramp and related work on an underground mine.

During the nine months ended September 30, 2009, we spent $3,871,821 on the exploration and evaluation of our properties, predominantly at our El Aguila Project.  This compares to $5,214,597 spent during the nine months ended September 30, 2008.  While we continued our exploration program to further delineate the area of mineralized material, our emphasis has shifted to construction of the mine and mill.  During the nine months ended September 30, 2009, we spent $18,889,528 on engineering and construction activities.  This compares to $6,026,827 spent during the nine months ended September 30, 2008, and reflects the acceleration of construction.

Our most significant expenditures for 2009 were for the construction of the mill and associated infrastructure.  We spent approximately $13,000,000 on the engineering and construction of the mill, including the tailings dam, and we purchased approximately $4,000,000 of processing equipment that has been installed at the mill.  Infrastructure costs totaled approximately $2,000,000 and included continued construction at the employee village, construction of the lab and work on the water and electrical systems.

Our most significant expenditures for the remainder of 2009 are expected to be costs of completing the mill at El Aguila and costs of our production start-up phase which we estimate will total approximately $7,000,000.  Furthermore, we continue to incur operating expenses approximating $162,000 per month for salaries and other corporate overhead.  We expect to continue depleting our working capital until such time, if ever, we successfully commence production and generate cash flow from the production and sale of gold and other metals.

Net cash used in operating activities during the nine months ended September 30, 2009 was $24,783,998, compared to $11,792,842 during the comparable period of 2008, an increase of $12,991,156.  We accelerated our expenditures in 2009 consistent with our plan to commence production.

Net cash used in investing activities for the nine months ended September 30, 2009 was $4,510,210, compared to $4,498,875 for the nine months ended September 30, 2008.  Capital expenditures during 2009 were $504,731 compared to $4,498,875 for 2008.  Although most of our exploration stage expenditures are recorded as an expense rather than an investment, we capitalize the acquisition cost of land and mineral rights and certain equipment that has alternative future uses or significant salvage value, including rolling stock, furniture, and electronics.  During 2009, we acquired additional vehicles and capital equipment, and we filed mineral concessions with the Mexican government in August concerning an additional 5,175 hectares (12,782 acres) adjacent to the Las Margaritas property, which we refer to as the Alta Gracia property.  During 2008, our capital expenditures primarily included rolling stock, earth moving equipment and construction in progress.  During 2008, we recorded as construction in progress payments totaling $3,945,053 consisting of deposits, advance payments, and progress payments for mill equipment.  Substantially all equipment initially recorded as construction in progress is subsequently expensed at the time it is installed at the mill site, as the application of exploration stage accounting principles requires us to expense substantially all expenditures that do not have an alternative future use or significant salvage value.

Net cash provided by financing activities for the nine months ended September 30, 2009 was $32,990,000, consisting of proceeds from the Hochschild financings previously discussed.  For the nine months ended September 30, 2008, financing activities provided cash of $100,000 from the exercise of stock options.

The balance of cash and equivalents as of September 30, 2009 increased to $7,230,370, from $3,534,578 as of December 31, 2008, a net increase in cash of $3,695,792.  We expect to continue our plan of raising funds from equity sales if necessary and to expend our cash for exploration stage activities until such time, if ever, we successfully commence production and generate cash flow from the production and sale of gold and other metals.

December 31, 2008.  At December 31, 2008, we had working capital of $1,984,210, consisting of current assets of $3,737,468 and current liabilities of $1,753,258.  Our current assets consisted primarily of cash.

During the year ended December 31, 2008, our cash decreased by $18,472,638 as a result of our operating and investment activities.  Operating expenses totaled $26,348,812, which, reduced by non-cash expenses such as stock-based compensation, amortization of equipment, and changes in assets and liabilities, resulted in $23,005,822 of net cash used in operating activities.  The significant amount of cash used in operating activities is attributable to our decision to begin constructing the mill and related facilities at our El Aguila Project.  Cash used in investing activities totaled $657,816 resulting solely from capital expenditures.  We received $5,191,000 as a result of financing activities in 2008.

December 31, 2007.  At December 31, 2007, we had working capital of $21,282,704, consisting of current assets of $22,051,156 and current liabilities of $768,452. Our current assets consisted primarily of cash.

During the year ended December 31, 2007, our cash increased by $14,346,948, primarily representing the proceeds of the private placement financing completed in the fourth quarter of that year. In that financing, we issued an aggregate of 5,558,500 shares of our common stock at a price of $4.00 for gross proceeds of $21,712,000.

The increase in cash from our financing activities was offset by cash used in operations of $6,908,890.  The cash related to our net loss for the year of $8,076,342 was partially reduced by non-cash items such as stock-based compensation of $730,450, and an increase in accounts payable and accrued liabilities of $317,289, among others.  We expect that our operations will continue to consume cash until such time, if ever, we are successful in placing one or more of our properties into production.

Results of Operations – Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

For the nine months ended September 30, 2009, we reported a net loss of $27,064,082 or $0.65 per share, compared to a net loss of $14,120,686 or $0.41 per share for the nine months ended September 30, 2008.

Total costs and expenses in the nine months ended September 30, 2009 were $27,089,222 compared to $14,440,119 in the comparable period of 2008, an increase of $12,649,103, or 88%.  The additional expenditures reflect our increasing activities at the El Aguila Project.  Total mineral property costs increased $11,519,925, or 103%, from $11,241,424 for the nine months ended September 30, 2008 to $22,761,349 for the nine months ended September 30, 2009.  The property exploration and evaluation component decreased $1,342,776, or 26%, from $5,214,597 for the nine months ended September 30, 2008 to $3,871,821 for the nine months ended September 30, 2009.  Our exploration activity temporarily decreased as we focused our efforts on engineering and construction.

The engineering and construction cost component during the nine months ended September 30, 2009 was $18,889,528, compared to $6,026,827 during the comparable period in 2008.  As more fully described in the preceding discussions of our liquidity and capital resources, we accelerated construction of the mine and mill site and infrastructure during 2009.

General and administrative expenses for the nine months ended September 30, 2009 increased to $4,215,011 compared to $3,102,826 during the comparable period in 2008, a difference of $1,112,185, or 36%.  As explained below, there was a significant increase in stock option compensation.

The component of general and administrative expense representing stock option compensation expense was $2,754,031 for the nine months ended September 30, 2009, compared to $1,897,130 for the comparable period in 2008.  During 2009, we granted options to officers and directors to purchase 1,000,000 shares of common stock at an exercise price of $3.95 per share, all of which vested immediately.  The estimated value of those options using the Black-Scholes-Merton model was $2,575,000, all of which was recognized in 2009.  We also granted options to an employee to purchase 75,000 shares of common stock at an exercise price of $7.00 per share.  The estimated value of those options using the Black-Scholes-Merton model was $331,787 which will be recognized on a pro-rata basis over the three year vesting period.  During 2009, we also recognized a portion of the fair value of options issued during previous periods, pro-rated over the vesting period.  During the nine months ended September 30, 2008, we granted a total of 1,050,000 stock options with an estimated value of $1,870,680 using the Black-Scholes-Merton model. We granted options to officers and directors to purchase 1,000,000 shares of common stock at an exercise price of $3.40 per share, all of which vested immediately.  We also granted stock options to an investor relations consultant to purchase 50,000 shares of common stock at an exercise price of $4.45 per share, all of which vested immediately.

We also record share-based compensation for shares of common stock issued in exchange for goods and services.  During the nine months ended September 30, 2009, we did not grant any shares of common stock as compensation.  During the nine months ended September 30, 2008, we issued 10,000 shares of common stock valued at $42,470 as partial compensation for investor relations services.

The other components of general and administrative expense, including salaries and benefits, professional fees, investor relations, and travel, increased to $1,460,981 during the nine months ended September 30, 2009 from $1,163,226 during the comparable period in 2008, an increase of $297,755, or 26%.  We have increased activity levels as we prepare the El Aguila Project for production.  We anticipate these costs may further increase if we commence commercial production.

Interest income for the nine months ended September 30, 2009 decreased to $25,140 compared to $319,433 for the comparable period of 2008, a decrease of $294,293, or 92%, representing lower deposits in short term interest bearing accounts and lower interest rates.

For the nine months ended September 30, 2009 and 2008, we recorded a currency translation gain of $415,535 and a loss of $113,296, respectively.

Results of Operations – Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

For the year ended December 31, 2008, we reported a net loss of $26,015,203, or $(0.76) per share, compared to a net loss of $8,076,342, or $(0.28) per share for 2007. We expect to incur losses until such time, if ever, we begin generating significant revenue from operations.

In neither year did we report any revenue from the sale of gold or other minerals.  Our only revenue since inception has consisted of interest income.  We currently expect to commence sales of gold and silver upon commissioning of our El Aguila processing facility during 2009, but we cannot guarantee that we will meet our expected timetable.

Total costs and expenses were $26,348,812 in 2008 compared to $8,318,855 in 2007, an increase of $18,029,957 or 217%.  The additional expenditures reflect our increasing activities at the El Aguila Project. Mineral property costs, including exploration and evaluation, increased $2,439,625 from $5,731,771 for the year ended December 31, 2007 to $8,171,396 for the year ended December 31, 2008.  We continued our exploration of the El Aguila property.  We conducted limited exploration on the El Rey property.

Engineering and construction costs were $14,501,461 in 2008 compared to nil in 2007.  As more fully described in the preceding discussions of our expenditures, we commenced construction of the mine and mill site and other infrastructure during 2008.

General and administrative expense for the year ended December 31, 2008 increased to $3,552,007 compared to $2,539,604 during 2007, an increase of $1,012,403 or 40%.  As explained below, there was a significant increase in non-cash stock option compensation, partially reduced by decreases in other items.

General and administrative expense includes recognition of non-cash compensation expense for grants of stock options and grants of common stock.

The component of general and administrative expense representing non-cash stock option compensation expense was $1,956,806 for the year ended December 31, 2008, compared to $99,482 for 2007.  We use an option pricing model to estimate the value of stock options granted to officers, directors, employees and consultants.  It is difficult to estimate the value of options that we grant.  The options are subject to significant restrictions and cannot be purchased or sold on the open market.  Therefore, there is no objective and independent valuation measurement for them.  We use the Black-Scholes-Merton model, which requires considerable judgment selecting the subjective assumptions that are critical to the results produced by the model, to calculate the estimated fair value.  We record the estimated fair value as an expense on a pro-rata basis over the vesting period of the options.

During 2008, we granted a total of 1,320,000 stock options with an estimated value of $2,508,114.  We granted options to officers and directors to purchase 1,000,000 shares of common stock at an exercise price of $3.40 per share, all of which vested immediately.  We also granted stock options to an investor relations consultant to purchase 50,000 shares of common stock at an exercise price of $4.45 per share, all of which vested immediately.  We also granted options to employees covering 270,000 shares of common stock at a weighted average price of $3.91.  Those options will vest over the next three years.

During the year ended December 31, 2007, we granted stock options to a public relations consultant to purchase 50,000 shares of common stock at an exercise price of $3.68 per share, all of which vested in 2007.  The estimated fair value of those options was $83,192.

The component of general and administrative expense representing a non-cash expense for grants of common stock was $42,470 for the year ended December 31, 2008 compared to $630,968 for 2007.  Shares of common stock issued by us in exchange for services are recorded as an expense, the amount of which is determined by reference to the market prices of our stock reported by the OTC Bulletin Board.

During the year ended December 31, 2008, we issued 10,000 shares of common stock valued at $42,470 as partial compensation for investor relations services.  During the year ended December 31, 2007, we issued 185,000 shares of common stock valued at $630,968 as partial compensation for consulting services.

Cash compensation costs included in general and administrative expense decreased to $716,057 during 2008 from $880,098 during 2007.  Certain cash compensation attributed to 2007 was replaced by non-cash compensation during 2008.  Professional fees increased to $368,975 in 2008 compared to $234,154 in 2007, an increase of $134,821, which reflects our increasing activities. Investor relations expenses decreased to $167,732 during 2008 from $342,083 during 2007.  There were investor relations costs associated with the private placement in December 2007 that were not repeated in 2008.

Interest income increased to $333,609 for the year ended December 31, 2008 compared to $242,513 for 2007, an increase of $91,096, or 38%, representing higher deposits in short term interest bearing accounts pending utilization in our exploration, construction and operating activities.

Our mining operations are located in Mexico and we primarily transact business in Mexican pesos.  Our reporting currency is the US dollar.  Changes in the rate of currency exchange between the Mexican peso and the US dollar create translation gains and losses, which are reported as a component of other comprehensive income.  For the years ended December 31, 2008 and 2007, we recorded currency translation gains (losses) of $63,536 and ($89,939), respectively.

Results of Operations – Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

For the year ended December 31, 2007 we reported a net loss of $8,076,342, or $(0.28) per share, compared to a net loss of $2,686,762, or $(0.13) per share for 2006.  In neither year did we report any revenue except interest income.  We expect to incur losses until such time, if ever, as we begin generating revenue from operations.  We are considered an exploration stage company for accounting purposes, since we have not received any revenue from mineral sales.

Total costs and expenses were $8,318,855 in 2007 compared to $2,743,851 in 2006, an increase of $5,575,004 or 203%.  Mineral property costs for the year ended December 31, 2007, including acquisition and exploration costs, increased $5,102,920 from $628,851 in 2006 to $5,731,771 in 2007.  The increase reflects our increasing exploration and construction activities at our various properties located in and around the El Aguila Project.  During the latter part of 2006, we began to increase our exploration spending and committed to an initial exploratory drilling contract for $300,000.  We subsequently expanded our drilling program and aggregate drilling costs during 2007 were approximately $2,700,000.

General and administrative expense for the year ended December 31, 2007 increased to $1,809,154 compared to $1,470,061 during 2006.  The increase of $339,093 primarily reflects increased wage and salary costs of approximately $30,000, an increase of $28,000 in legal and accounting fees associated with SEC reporting requirements, and $211,500 of investor relations expenses necessary to disseminate information to potential and existing investors.  Travel expenses increased from $103,241 to $173,559.  The increase represents increased travel to the mineral properties in Mexico, as well as meetings with investors.

We incurred stock compensation expenses of $730,450 for the year ended December 31, 2007 compared to $626,900 for 2006.  During 2007, we issued 170,000 restricted shares of common stock as partial compensation for investor relations services valued at a weighted average price of $3.39.  We also issued 15,000 shares of common stock valued at $3.68 per share in recognition of consulting services performed in Mexico.  The cost of shares issued was determined using quoted market values either at the time of the stock grant or at the average stock price during the period of service.

During 2006, we issued 100,000 restricted shares of common stock valued at $1.00 per share to a director as partial compensation for his service to the Board of Directors.  We also issued 35,000 shares of common stock valued at $1.71 to two employees for their services.  We also issued 250,000 restricted shares of common stock valued at $1.10 to a firm that provided investor relations services and we issued 30,000 shares of restricted common stock valued at $1.45 to a consultant who provided investor relations services.

During the year ended December 31, 2007, we also granted stock options to a public relations consultant to purchase 50,000 shares of common stock at an exercise price of $3.68 per share, all of which vested in 2007.  We used an option pricing model to value the options at $83,192.  Total compensation expense related to option grants recorded during 2007 was $99,482, including all options issued during 2007 and options issued during prior years that required the allocation of certain amounts to 2007.

During the year ended December 31, 2006 we granted stock options to purchase 1,200,000 shares of common stock at an exercise price of $1.00 per share, of which 1,150,000 vested in 2006 and 50,000 vested in 2007.  We used an option pricing model to value the options.  The 1,200,000 options were valued at $163,340 and the expense was allocated partially to 2007 ($16,290) and partially to 2006 ($147,050).

Interest income increased to $242,513 in 2007 compared to $57,089 in 2006, an increase of $185,424, or 325%.  The increase is due to the proceeds from our 2007 and 2006 private placement financings which have been deposited in short term interest bearing accounts.  Monthly interest earnings from invested cash is expected to decline in future months as we utilize the cash balances for operating and exploration activities.

Off-Balance Sheet Arrangements

As of and subsequent to September 30, 2009, we had no off-balance sheet arrangements.

Contractual Obligations

Our known obligations at fiscal year end are set forth in the table below:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	$40,000	$30,000	$10,000	--	--
Purchase Obligations(1)	1,324,000	662,000	662,000	--	--
Total	$1,364,000	$692,000	$672,000	--	--
________________________________

 (1)  Represents amounts due to our executive officers pursuant to their respective employment agreements with our company.

Critical Accounting Policies

Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“US GAAP”) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.  Management bases its estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.  Actual results could differ from these estimates.

We believe that application of the following accounting policies, which are critical to our financial position and results of operations, requires significant judgments and estimates on the part of management.

Proven and Probable Reserves.  The definition of proven and probable reserves is set forth in SEC Industry Guide 7.  Proven reserves are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.  Probable reserves are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced.  The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.  In addition, reserves cannot be considered proven and probable until they are supported by a feasibility study, indicating that the reserves have had the requisite geologic, technical and economic work performed and are economically and legally extractable at the time of the reserve determination.

Mineral Acquisition Costs.  The costs of acquiring land and mineral rights are considered tangible assets.  Significant acquisition payments are capitalized.  General, administrative and holding costs to maintain an exploration property are expensed as incurred.  If a mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method.  If no mineable ore body is discovered or such rights are otherwise determined to have diminished value, such costs are expensed in the period in which the determination is made.

Exploration Costs.  Exploration costs are charged to expense as incurred.  Costs to identify new mineral resources, to evaluate potential resources, and to convert mineral resources into proven and probable reserves are considered exploration costs.

Design, Construction, and Development Costs.  Certain costs to design and construct mine and processing facilities may be incurred prior to establishing proven and probable reserves.  Under these circumstances, we classify the project as an exploration stage project and expense substantially all costs, including design, engineering, construction, and installation of equipment.  Certain types of equipment, which have alternative uses or significant salvage value, may be capitalized.  After a project is determined to contain proven and probable reserves, costs incurred prospectively can be capitalized.  Such costs include development drilling to further delineate the ore body, removing overburden during the pre-production phase, building access ways, constructing facilities, and installing equipment.  Interest costs, if any, incurred during the development phase would be capitalized until the assets are ready for their intended use.  The cost of start-up activities and on-going costs to maintain production are expensed as incurred.  Costs of abandoned projects are charged to operations upon abandonment.

After a project commences commercial production, amortization and depletion of capitalized costs is computed on a unit-of–production basis over the expected life of the project based on estimated recoverable gold equivalent ounces.

Impairment of Long-Lived Assets.  We evaluate our long-lived assets for impairment.  If impairment indicators exist, we perform additional analysis to quantify the amount by which capitalized costs exceed recoverable value.  The periodic evaluation of capitalized costs is based upon expected future cash flows, including estimated salvage values.  As of December 31, 2008, our mineral resources do not meet the definition of proven or probable reserves or value beyond proven and probable reserves and any potential revenue has been excluded from the cash flow assumptions.  Accordingly, recoverability of capitalized cost is based primarily on estimated salvage values.

Property Retirement Obligation.  Our policy requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made.  The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

Stock Based Compensation.  Our accounting policy requires the recognition of compensation costs for stock options determined in accordance with a fair value based methodology.  We estimate the fair value of stock options at their grant date by using the Black-Scholes-Merton option pricing model and provides for expense recognition over the vesting period, if any, of the stock option.

Foreign Currency Translation.  The local currency, the Mexican peso, is the functional currency for our subsidiaries.  Current assets and liabilities are translated using the exchange rate in effect at the balance sheet date.  Other assets and liabilities are translated using historical rates.  Revenues and expenses are translated at the average exchange rate for the year.  Translation adjustments are reported as a separate component of shareholders’ equity.

Income Taxes.  We account for income taxes under the accounting method which requires recognition of deferred tax assets and liabilities for temporary differences and the effect of net operating losses based upon the enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.  An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Recent Accounting Pronouncements

We monitor pronouncements issued by the various authoritative sources that serve to define and clarify US GAAP, including statements issued by the Financial Accounting Standards Board (“FASB”), the SEC, and the Emerging Issues Task Force (“EITF”), among others.

In June 2009, the Accounting Standards Codification (“ASC”) guidance for consolidation accounting was updated to require an entity to perform a qualitative analysis to determine whether the enterprise’s variable interest gives it a controlling financial interest in a variable interest entity (“VIE”).  This analysis identifies a primary beneficiary of a VIE as the entity that has both of the following characteristics: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and  (ii) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE.  The updated guidance also requires ongoing reassessments of the primary beneficiary of a VIE.  The updated guidance is effective for our fiscal year beginning January 1, 2010.  We are currently evaluating the potential impact of adopting this guidance on our consolidated financial position, results of operations and cash flows.

In August 2009, the ASC guidance for fair value measurements and disclosure was updated to further define fair value of liabilities.  This update provides clarification for circumstances in which: (i) a quoted price in an active market for the identical liability is not available, (ii) the liability has a restriction that prevents its transfer, and (iii) the identical liability is traded as an asset in an active market in which no adjustments to the quoted price of an asset are required.  The updated guidance is effective for our interim reporting period beginning October 1, 2009.  We are evaluating the potential impact of adopting this guidance on our consolidated financial position, results of operations and cash flows.

There were no other accounting standards and interpretations recently issued which are expected to a have a material impact on our financial position, results of operations or cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with our independent registered public accounting firm on accounting and financial disclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our exposure to market risks includes, but is not limited to, the following risks: changes in foreign currency exchange rates, changes in interest rates, equity price risks, commodity price fluctuations, and country risk.  We do not use derivative financial instruments as part of an overall strategy to manage market risk; however, we may consider such arrangements in the future as we evaluate our business and financial strategy.

Foreign Currency Risk

We transact a significant amount of our business in Mexican pesos.  As a result, currency exchange fluctuations may impact our operating costs.  The appreciation of non-US dollar currencies such as the peso against the US dollar increases expenses and the cost of purchasing capital assets in US dollar terms in Mexico, which can adversely impact our operating results and cash flows.  Conversely, a depreciation of non-US dollar currencies usually decreases operating costs and capital asset purchases in US dollar terms.

The value of cash and cash equivalents denominated in foreign currencies also fluctuates with changes in currency exchange rates.  Appreciation of non-US dollar currencies results in a foreign currency gain on such investments and a decrease in non-US dollar currencies results in a loss.  We have not utilized market risk sensitive instruments to manage our exposure to foreign currency exchange rates but may in the future actively manage our exposure to foreign currency exchange rate risk.  We also hold portions of our cash reserves in non-US dollar currencies.

Interest Rate Risk

We have no debt outstanding nor do we have any investment in debt instruments other than highly liquid short-term investments. Accordingly, we consider our interest rate risk exposure to be insignificant at this time.

Equity Price Risk

We have in the past sought and may in the future seek to acquire additional funding by sale of common stock and other equity. Movements in the price of our common stock have been volatile in the past and may also be volatile in the future. As a result, there is a risk that we may not be able to sell our common stock at an acceptable price should the need for new equity funding arise.

Commodity Price Risk

We currently do not have any production but expect to produce gold and silver in the near future.  If we commence production and sales, changes in the price of gold and other minerals could significantly affect our results of operations and cash flows in the future.  We do not presently expect to hedge the sale of any of our anticipated production.

Country Risk

All of our mineral properties are located in Mexico.  In the past, that country has been subject to political instability, changes and uncertainties which may cause changes to existing government regulations affecting mineral exploration and mining activities.  Civil or political unrest could disrupt our operations at any time.  Our exploration and mining activities may be adversely affected in varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that could increase the costs related to our activities or maintaining our properties.  Finally, Mexico’s status as a developing country may make it more difficult for us to obtain required financing for our properties.

MANAGEMENT

Directors and Executive Officers

The following individuals presently serve as our officers and directors:

Name	Age	Positions With the Company	Board Position Held Since

William W. Reid	61	President, Chief Executive Officer and Director	1998
David C. Reid	59	Vice President, Secretary, Treasurer and Director	1998
Bill M. Conrad	53	Director	2006
Isac Burstein	42	Director	2009
Frank L. Jennings	59	Chief Financial Officer	N/A
Jason D. Reid	37	Vice President of Corporate Development	N/A

Each of our directors is serving a term which expires at the next annual meeting of shareholders and until his successor is elected and qualified or until he resigns or is removed.  Our officers serve at the will of our Board of Directors.

Messrs. William and David Reid should be considered founders of our company, as each has taken initiative in the organization of our business.  William Reid and David Reid are brothers.  Jason Reid is the son of William Reid.

The following information summarizes the business experience of each of our officers and directors for at least the last five years:

William W. Reid.  Mr. Reid has served as a director and our President and Chief Executive Officer since our inception in 1998.  Since August 2005, Mr. Reid has devoted all of his business time to our affairs, averaging 40 hours per week.  Mr. Reid received a Bachelor of Science in physics in 1970 and a Master's in Economic Geology in 1972 from Purdue University.  From 1977 to August 18, 2005, he served as the president, chief executive officer and chairman of the board of directors of US Gold Corporation, a Colorado corporation engaged in the exploration of gold mining properties.  During his tenure with US Gold, that entity acquired, developed and produced gold from five different mines, but has not produced any revenue since 1990.  The securities of US Gold are traded on the NYSE Alternext.

David C. Reid.  Mr. David Reid has served as a director and our Vice President since our inception in 1998.  Since August 2005, he has devoted all of his time to our business and affairs, also averaging 40 hours per week.  From 1977 to August 18, 2005, he was the vice president and a director of US Gold during the time that it acquired, developed and produced gold.  Mr. Reid received a Bachelor of Science degree in geology from Ball State University in 1972.

Bill M. Conrad.  Mr. Conrad was elected to the Board of Directors on June 1, 2006.  From its inception in May 2005 until September 2008, Mr. Conrad served as the vice-president and secretary of Brishlin Resources, Inc., formerly Blue Star Energy, Inc. and now known as Synergy Resources Corporation, a Colorado corporation engaged in the energy industry.  Mr. Conrad continues to serve as a director of Synergy Resources, a position he has held since the company’s inception.  From February 2002 until June 2005, Mr. Conrad served as president and a director of Wyoming Oil & Minerals, Inc., and from May 2000 until April 2003, he served as vice president and a director of New Frontier Energy, Inc.  The securities of Wyoming Oil & Mineral, now known as Sun Motor International Inc., New Frontier Energy, and Synergy Resources are quoted on the OTCBB.  In 1990, Mr. Conrad co-founded MCM Capital Management Inc. and has served as vice president since that time.

Isac Burstein.  Isac Burstein was appointed to the Board of Directors on April 1, 2009.  Mr. Burstein is presently the Corporate Manager of Business Development for Hochschild Mining Plc, where he has been employed since 1995.  Prior to his current position, Mr. Burstein served as Manager for Project Evaluation, Exploration Manager for Mexico from July 2000 to May 2009, and Exploration Geologist for Hochschild from January 1996 to July 2000.  He holds a BSc in Geological Engineering from the Universidad Nacional de Ingenieria, an MSc in Geology from the University of Missouri and an MBA from Krannert School of Management, Purdue University.  Mr. Burstein was nominated as a director by Hochschild and appointed to the Board pursuant to the terms of our strategic alliance agreement with Hochschild.

Frank L. Jennings.  Mr. Jennings was appointed to serve as our principal financial officer on June 1, 2006.  He is primarily responsible for financial reporting of our company and with our CEO, oversight of our internal controls.  Mr. Jennings serves our company on a part-time basis as his services are deemed necessary.  Since 2001, Mr. Jennings has been a financial consultant and provides management and financial consulting services primarily to smaller public companies.  From April 2001 to December 2005, he served as the chief financial officer and a director of Global Casinos, Inc., a publicly traded Utah corporation, and from April 2001 to April 2005, he served as the chief financial officer and a director of OnSource Corporation, now known as Ceragenix Pharmaceuticals, Inc., a publicly traded Delaware corporation.  During his tenure with Global Casinos and Ceragenix Pharmaceuticals, each company was engaged in the gaming industry and each had common stock quoted on the OTCBB.

Jason D. Reid.  Mr. Reid was promoted to Vice President of Corporate Development effective January 2, 2008.  He is responsible for formulating corporate growth strategies, retail and institutional marketing of our securities, assisting the CEO with oversight of our financing requirements and overseeing our investor relations programs.  Mr. Reid joined our company in May 2006 as the Corporate Development Assistant.  Mr. Reid received a Bachelor of Science degree in Anthropology with an emphasis on Archaeology in 1995 from Fort Lewis College.  From January 1996 until he joined our company in May 2006, Mr. Reid served as president of Reid Farrier, Inc., formerly known as Reid Fencing, Inc., a business he founded which focused operations in the equine and construction industries.

Other Significant Employees or Consultants

In addition to our officers and directors, we also utilize the services of the following significant consultants:

Jose Perez Reynoso.  Mr. Reynoso, a Mexican national, has served our company as a full time consultant since 2002.  In that capacity, he oversees all our operations in Mexico, and provides advice in relations with the Mexican Government, primarily related to permitting, personnel and mine development.  From 1995 to 2002, he was a consulting geologist for mining companies operating in Mexico.  Mr. Reynoso received an undergraduate degree in geology and engineering in 1974 and a master's degree in economic geology in 1979 from the National University of Mexico.  We leased the El Aguila property from Mr. Reynoso in 2002.

Jorge Luis Sanchez Del Toro.  In August 2008, Mr. Sanchez, a Mexican national, accepted a position with our Mexican subsidiary, Golden Trump Resources, to serve as the Project Manager for the El Aguila Project.  Mr. Sanchez has over 33 years of experience in the mining industry and is responsible for overseeing the entire El Aguila Project, including our labor relations and construction progress.  From 2001 until he joined our company, Mr. Sanchez was the general manager for Ingenieria Y Trituracion, a company that consulted with various companies regarding open pit and underground mining operations and crushing plants.  Mr. Sanchez graduated from the University of Autonoma of Mexico with a degree in mining engineering in 1975.

Director Independence

Bill Conrad and Isac Burstein are our independent directors under the definition set forth in Rule 5605 of the Nasdaq Stock Market Rules.  Mr. Conrad is chairman of the Audit Committee and a member of the Compensation Committee.  William Reid, our Chief Executive Officer, is a member of the Audit Committee and the Nominating Committee.  David Reid, our Executive Vice President, is a member of the Nominating and Compensation Committee.  By virtue of their service as our executive officers, neither of these individuals meets the independence standards for committee members set forth in the Nasdaq Stock Market Rules.

Compensation Discussion and Analysis

The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2009, as well as the other individuals included on the Summary Compensation Table below, are referred to as “named executive officers” throughout this Compensation Discussion and Analysis.

Overview of Compensation Philosophy, Objectives and Policies.  We attempted to meet two main objectives when we designed our executive and employee compensation.  First, the program is intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees.  Second, the program is intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive’s or key employee’s compensation consists of awards of stock options or restricted stock grants.  In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit.  The compensation program is designed to reward performance that supports our principles of building shareholder value, and may also recognize individual performance from time to time.  The Compensation Committee is vested with the authority to review and recommend the compensation program structure and level of compensation for the executive officers, directors and key employees of our company.

Our present compensation structure for the named executive officers generally consists of salary and incentive compensation.  The incentive component consists of a short-term cash portion and a long-term equity portion.  We believe the present structure achieves our compensation objectives; however, the Compensation Committee is presently exploring additional ways to ensure consistency and enhance our company’s compensation program and may add additional components or policies in order to assist our company in achieving its compensation goals more effectively or efficiently.  We believe that the present compensation structure appropriately aligns the interests of the executives and key employees with our shareholders by encouraging equity ownership through awards of stock options and stock grants to executive officers and key employees and to motivate our named executive officers and other key employees to contribute to an increase in shareholder value.  While equity ownership is highly encouraged, we do not presently have a policy that requires our named executive officers or directors to own shares of our stock.

Each January, the Compensation Committee reviews and recommends to the Board the level of compensation for the named executive officers and key employees.  Our Chief Executive Officer reports to the Committee regarding the individual performance of the other named executive officers.  Additionally, the Committee considers recommendations from the named executive officers regarding incentive compensation for key employees who report to that executive officer.

Elements and Mix of Compensation.  Our consideration of base salary ranges for the named executive officers are based upon a review of broad-based information obtained from third parties as well as publicly disclosed compensation information of members of our peer group.  The Committee also takes into account work experience, performance, level of responsibility, impact on the business, tenure and potential for advancement within the organization when making decisions about individual compensation packages.  Annual salaries for newly-hired executives are determined at the time of hire taking into account the above factors other than tenure.

Cash bonuses are a form of short-term incentive compensation which may be recommended by the Compensation Committee in its discretion, based on individual and overall company performance.  There is no specific bonus plan or policy in place setting forth timing of awards or establishing specific performance objectives.  The Compensation Committee, in its discretion, determines and recommends the amounts and timing of any bonus awards.  If applicable and in the sole discretion of the Committee, a “merit-based” bonus may be recommended based on criteria such as exceptional performance, assuming additional responsibility without an increase in base compensation, or such other criteria which the Committee may determine from time to time.

The long-term equity compensation component of our compensation program is comprised of equity awards and makes up a significant part of our named executive officers’ compensation package.  Under our Non-Qualified Stock Option and Stock Grant Plan (“Plan”), we are authorized to issue non-qualified stock options, to make grants of stock and award grants of restricted stock to the officers, directors and key employees of our company, including the named executive officers.  There is no specific policy or procedure in place setting forth timing or amount of awards, although the outstanding awards and future compensation are reviewed at least annually.  The Compensation Committee, in its discretion, determines and recommends the amounts and timing of any equity awards.  The stock options are priced based on the closing market price of our common stock on the grant date, which is the date the Board approves the award.  Due to our status as an exploration stage company with no revenue, and our need to conserve working capital, we believe our compensation structure is weighted more toward equity compensation and less toward salary and other forms of cash compensation, with the exception of our current Chief Financial Officer, who we contract with on an hourly basis and who does not receive equity compensation.

Additional benefits provided to executive officers and key employees as part of their compensation packages include health, life and disability insurance.  To the extent the named executive officers participate in these programs, they do so generally on the same basis as our other employees.  Our named executive officers do not receive perquisites and we do not maintain any non-equity incentive plans or deferred compensation plans.

The compensation for our directors is structured similar to that of our named executive officers.  Specifically, the directors receive a combination of cash and equity incentives in the form of stock grants or options to purchase our common stock.  The Compensation Committee reviews the form and amount of such compensation periodically to insure that it is competitive and meeting our objectives discussed above.

Specific Compensation Decisions.  Each of our named executive officers except our Chief Financial Officer receives an annual salary under their terms of his respective employment agreements.  In addition, each of our named executive officers except our Chief Financial Officer has received stock options as part of their current compensation package.

In 2008, our Compensation Committee recommended that we increase the base salaries of our President and Chief Executive Officer and our Vice Presidents to remain competitive amongst our peer group.  As a result of this decision, William Reid’s base salary increased from $240,000 to $300,000, David Reid’s base salary increased from $170,000 to $212,000 and Jason Reid’s base salary increased from $100,000 to $150,000.  This was due primarily to a sizeable increase in their responsibilities and workload due to the acceleration of our commercial production timetable.  The Compensation Committee considered these increased demands and recommended we further compensate these individuals with cash bonuses and equity compensation in the form of stock options.  The base salaries of the named executive officers (except our Chief Financial Officer) are fixed pursuant to employment agreements with the individuals and remained unchanged in 2009.  No cash bonuses were awarded during 2009.

On April 23, 2009, the Board approved the Compensation Committee’s recommendation of additional equity compensation to the named executive officers in response to the individuals’ efforts, as well as to further motivate them to increase shareholder value.  William Reid received 300,000 stock options, David Reid received 250,000 stock options and Jason Reid received 200,000 stock options.  All of the 2009 awards consisted of non-qualified stock options which vested immediately and expire 10 years from the date of grant.

We believe that these compensation packages, consisting of cash and equity incentive compensation, will meet the objectives set forth above.  Specifically, we believe that the cash salary is competitive and will serve to retain the individuals for the foreseeable future.  The stock options are designed to reward the individuals and the inherent value in the options will help motivate him to further the interests of our shareholders.  The Compensation Committee also has the ability to award discretionary cash incentive compensation in the form of bonuses to the named executive officers.

Executive Compensation

The following table summarizes the total compensation of our named executive officers for the three fiscal years ended December 31, 2009 :

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
William W. Reid,	2009	$300,000	$—	$—	$772,551	$—	$—	$1,072,551
Chairman, CEO	2008	300,000	100,000	—	450,848	—	—	850,848
and President(1)	2007	240,000	150,000	—	—	—	—	390,000

Frank L. Jennings,	2009	$—	$—	$—	$—	$—	$115,117	$115,117
CFO	2008	—	—	—	—	—	82,256	82,256
	2007	—	—	—	—	—	49,185	49,185

David C. Reid,	2009	$212,000	$—	$—	$643,793	$—	$—	$855,793
Vice President and	2008	212,000	100,000	—	450,848	—	—	762,848
Director(1)	2007	170,000	100,000	—	—	—	—	270,000

Jason D. Reid	2009	$150,000	$—	$—	$515,034	$—	$—	$665,034
Vice President,	2008	150,000	100,000	—	721,357	—	—	971,357
Corp. Develop.	2007	100,000	75,000	—	—	—	—	175,000

___________________
(1)	The executive officer did not receive additional compensation for his service as a director of our company.
(2)
Valued using the Black-Scholes-Merton option pricing model.   All of the options awarded in 2009 and 2008 vested immediately.  Please refer to Note 6 of the consolidated financial statements dated December 31, 2008, 2007 and 2006 and Note 5 of the consolidated financial statements dated September 30, 2009 included herein for certain assumptions made in connection with these estimates.

Effective January 1, 2008, in light of our successful progress to date and the additional workload required as a result of our company’s construction and financing activities, we amended our employment agreements with Messrs. William and David Reid, and memorialized our employment arrangement with Jason Reid into a written agreement.  Each employment agreement is effective for a three-year term.  Pursuant to the terms of the agreements, William Reid is entitled to an annual salary of $300,000, David Reid is entitled to an annual salary of $212,000 and Jason Reid is entitled to an annual salary of $150,000.  Each individual also participates in health and other insurance programs that we maintain.  The employment agreements are automatically renewable for one-year terms on each successive anniversary of the expiration date unless either party gives notice to the other that they do not wish to renew the agreement, not less than 120 days prior to expiration.

Pursuant to the terms of the employment agreements, the employee would be entitled to certain payments in the event their employment is terminated under certain circumstances.  If we terminate the agreement without cause, or if the executive officer terminates the agreement “with good reason,” we would be obligated to pay thirty-five months’ of compensation in accordance with our regular pay schedule.  Termination by an executive officer with good reason includes a “change in control.”

In 2008 and 2007, each of our executive officers was awarded a cash bonus.  No cash bonuses were awarded in 2009.  We do not maintain a bonus plan and the awards were granted at the discretion of the Board of Directors.  The Compensation Committee of the Board recommended that bonuses were merited primarily because each officer made a significant individual contribution in an effort to advance our property toward production and to secure the requisite funding.  The awards for each of Messrs. William and David Reid were approved by the disinterested members of the Board.

On April 23, 2009, we granted non-qualified stock options to each of our executive officers in accordance with our Plan.  William Reid received 300,000 options, David Reid received 250,000 options and Jason Reid received 200,000 options to purchase shares of our common stock for $3.95 per share.  All of the 2009 awards vested immediately and expire 10 years from the date of grant.  Non-qualified stock options were also awarded to our executive officers on February 22, 2008.  William and David Reid each received 250,000 options and Jason Reid received 400,000 options to purchase shares of our common stock for $3.40 per share.  Those options also vested immediately and expire 10 years from the date of grant.  The value of these awards, determined using the Black-Scholes-Merton option pricing model, is included in each officer’s total compensation as set forth in the table above.

In addition to our executive officers, we engage two consultants on a regular basis.  Jose Perez Reynoso is the manager of our operations in Mexico and is paid at the rate of $10,000 per month.  Frank Jennings, our financial consultant, is paid on an hourly basis.  We do not have a written agreement with either consultant.

Grants of Plan-Based Awards

The grants of plan-based awards under our Plan to each named executive officer during the year ended December 31, 2009 are as follows:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold(1)	Target	Maximum	All Other Stock Awards: Number of Shares of Stocks or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
William W. Reid	4/23/2009	—	—	—	300,000	300,000	—	—	—	$3.95	$772,551
David C. Reid	4/23/2009	—	—	—	250,000	250,000	—	—	—	3.95	643,793
Jason D. Reid	4/23/2009	—	—	—	200,000	200,000	—	—	—	3.95	515,034
___________________
(1)	All of the options granted in 2009 vested immediately.
(2)
Calculated using the Black-Scholes-Merton option pricing model based on the maximum number of options that may vest under the award.  Please see Note 6 to the consolidated financial statements dated December 31, 2008, 2007 and 2006 and Note 5 to the consolidated financial statements dated September 30, 2009 included herein for a description of certain assumptions made in connection with the valuation of these option awards.

As discussed above, each named executive officer was awarded stock options during 2009 to purchase shares of our common stock for $3.95 per share.  The options vested immediately and expire 10 years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the amount of our executive officers' equity-based compensation outstanding at the fiscal year ended December 31, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)		(#)	(#)	(#)	($)
William W. Reid	400,000	0	0	$0.25	10/9/2013	—	—	—	—
William W. Reid	400,000	0	0	0.25	4/22/2014	—	—	—	—
William W. Reid	250,000	0	0	3.40	2/22/2018	—	—	—	—
William W. Reid	300,000	0	0	3.95	4/23/2019	—	—	—	—
David C. Reid	400,000	0	0	0.25	10/9/2013	—	—	—	—
David C. Reid	200,000	0	0	0.25	4/22/2014	—	—	—	—
David C. Reid	250,000	0	0	3.40	2/22/2018	—	—	—	—
David C. Reid	250,000	0	0	3.95	4/23/2019	—	—	—	—
Jason D. Reid	400,000	0	0	3.40	2/22/2018	—	—	—	—
Jason D. Reid	200,000	0	0	3.95	4/23/2019	—	—	—	—
___________________
(1)	The options vested immediately as of the date of grant.

In 2003, William and David Reid each received a stock option award of 400,000 options to purchase shares of common stock for $0.25 per share.  The options vested immediately and expire 10 years from the date of grant.  In 2004, William Reid received a stock option award of 400,000 additional options and David Reid received a stock option award of 200,000 additional options to purchase common stock for $0.25 per share.  Each option award vested immediately and expires 10 years from the date of grant.  Messrs. William and David Reid have not exercised any of these options.

On May 30, 2006, Jason Reid was granted 600,000 options to purchase our common stock for $1.00 per share prior to March 3, 2009 upon accepting employment as Corporate Development Assistant.  The options vested immediately.  Jason Reid exercised 87,000 options during 2008 and the remainder of these options in 2009.

On February 22, 2008, we granted stock options to each of our executive officers.  William and David Reid each received 250,000 options and Jason Reid received 400,000 options to purchase shares of our common stock for $3.40 per share.  The options vested immediately and expire 10 years from the date of grant. These options were given as additional compensation to these individuals in recognition of their efforts to build value for the company.

On April 23, 2009, we granted stock options to each executive officer.  William Reid received 300,000 options, David Reid received 250,000 options and Jason Reid received 200,000 options to purchase shares of our common stock for $3.95 per share.  All of the 2009 awards consisted of non-qualified stock options which vested immediately and expire 10 years from the date of grant.

Option Exercises and Stock Vested

The following table summarizes the option exercises by and stock awards vested for the benefit of the named executive officers during the fiscal year ended December 31, 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Jason D. Reid	513,000	$1,796,956	—	—

Director Compensation

In June 2006, we retained Bill Conrad to serve on our Board of Directors.  At the time of his appointment, Mr. Conrad received a stock grant of 100,000 shares of unrestricted common stock valued at $1.00 per share and options to acquire up to 500,000 shares of stock exercisable on or before March 3, 2009 for $1.00 per share, all of which immediately vested.  Mr. Conrad exercised 100,000 options during 2008 and exercised the remaining options in 2009.  In April 2009, Isac Burstein was appointed to our Board.  In connection with his appointment, we granted 100,000 options to Mr. Burstein to purchase shares of our common stock for $3.95 per share.  The options were immediately vested and expire 10 years from the grant date.

We pay our directors who are not also one of our executive officers a monthly cash retainer fee.  Mr. Conrad receives $5,000 per month and Mr. Burstein receives $3,000 per month.  On April 23, 2009, we also granted to Mr. Conrad 150,000 stock options to purchase shares of our common stock for $3.95 per share.  The options vested immediately and expire 10 years from the date of grant.  This option was awarded to Mr. Conrad in recognition of his significant contribution to building value for the company.  No cash bonuses were awarded to our directors during 2009.

The table below summarizes the compensation of our directors who are not also one of our executive officers and whose compensation is not disclosed in the Summary Compensation Table, for the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Bill M. Conrad	$60,000	$—	$386,276	$—	$—	$446,276
Isac Burstein	27,000	—	257,517	—	—	284,517
___________________
(1)
Valued using the Black-Scholes-Merton option pricing model.  Please refer to Note 6 to the consolidated financial statements dated December 31, 2008, 2007 and 2006 and Note 5 to the consolidated financial statements dated September 30, 2009 included in this prospectus for certain assumptions made in connection with these estimates.  Mr. Conrad received 100,000 options which vested immediately in 2008.

All directors are reimbursed for reasonable and necessary expenses incurred in their capacities as such.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of David Reid and Bill Conrad.  During the last completed fiscal year, David Reid served as our executive vice president.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

As of January 22, 2010, there are a total of 48,050,284 shares of our common stock outstanding, our only class of voting securities currently outstanding.  The following table describes the ownership of our voting securities by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock.  Unless otherwise stated, the address of each of the individuals is our address, 222 Milwaukee Street, Suite 301, Denver, Colorado 80206.  All ownership is direct, unless otherwise stated.

In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual exercisable within 60 days is exercised, but not the options owned by any other individual.  Certain information regarding the ownership of shareholders believed to beneficially own more than 5% of our common stock has been obtained from reports filed by these shareholders with the SEC.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percentage (%)
William W. Reid(1)	4,789,150	(4)(5)	9.7%
David C. Reid(1)	4,589,439	(6)	9.3%
Bill M. Conrad(2)	532,860	(7)	1.1%
Isac Burstein (2) Calle La Colonia 180 Surco, Lima 33, Peru	100,000	(8)	0.2%
Frank Jennings (3)	0		0%
Jason Reid(3)	1,221,043	(9)(10)	2.5%
Beth Reid	4,789,150	(11)	9.7%
Tocqueville Asset Management, L.P. 40 West 57th Street, 19th Floor New York, NY 10019	3,652,476		7.6%
Hochschild Mining Holdings Limited Calle La Colonia 180 Surco, Lima 33, Peru	12,954,795		27.0%
All officers and directors as a group (6 persons)	11,232,492	(4)(5)(6)(7)(8)(9)(10)	21.8%
___________________
(1)	Officer and director.
(2)	Director.
(3)	Officer.
(4)	Includes options to purchase 1,350,000 shares which are currently exercisable.
(5)	Includes 1,258,556 shares owned by the reporting person's spouse, of which he disclaims beneficial ownership.
(6)	Includes options to purchase 1,100,000 shares which are currently exercisable.
(7)	Includes options to purchase 250,000 shares which are currently exercisable.
(8)	Includes options to purchase 100,000 shares which are currently exercisable.
(9)	Includes options to purchase 600,000 shares which are currently exercisable.
(10)	Includes 200,682 shares owned by the reporting person's spouse, of which he disclaims beneficial ownership.
(11)	Includes 2,180,594 shares and 1,350,000 shares underlying options owned by the reporting person's spouse, of which she disclaims beneficial ownership.

Changes in Control

We entered into a strategic alliance agreement with Hochschild, a significant shareholder of our company, in 2008.  Pursuant to the terms of the strategic alliance, Hochschild has the right to acquire our common stock in the market over the next two years such that the ownership of Hochschild, including stock acquired from us, does not execeed 40% in the aggregate.  We also agreed to appoint up to two nominees of Hochschild to our Board of Directors, depending upon its level of ownership.  Hochschild has a right of first refusal to participate in future financing transactions, and after the expiration of a two-year standstill provision, Hochschild is not restricted from acquiring additional shares of our common stock, which may result in a change in control of our company.

Certain Relationships and Related Transactions

There were no related party transactions or proposed transactions during our most recently completed fiscal year.

Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Colorado Business Corporation Act (the “CBCA”) allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•	any breach of the duty of loyalty to our company or our stockholders;

•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•	violations of certain laws; or

•	any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the Articles.

SELLING SHAREHOLDERS

On behalf of certain of our shareholders, we have agreed to file a registration statement with the SEC covering the resale of our common stock as described in the table below. At the time of the filing of the original registration statement relating to this amendment, the shares offered by the selling shareholders were all of our outstanding shares that had been held by our shareholders for less than two years except some of the shares held by our officers and a member of their family. We have also agreed to use our best efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling shareholders have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock by the selling shareholders from time to time under Rule 415 of the Securities Act. Our agreement with the selling shareholders is designed to provide those shareholders some liquidity in their ownership of common stock and to permit secondary public trading of our securities. The selling shareholders may offer our securities covered under this prospectus for resale from time to time. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of our securities in transactions exempt from the registration requirements of the Securities Act. (See “PLAN OF DISTRIBUTION”).

The table below presents information as of January 22, 2010 regarding the selling shareholders and our common stock that the selling shareholders may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by those shareholders. Although we have assumed, for purposes of the table below, that the selling shareholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling shareholders. Information covering the selling shareholders may change from time to time, and changed information will be presented in a supplement to this prospectus if and when required. If we are advised of a change in selling shareholders and the new selling shareholders, any pledges, donees or transferees wish to rely upon this prospectus in the resale of their shares, we will file an amendment to the registration statement of which this prospectus is a part. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

	Number of Shares Owned Prior		Number of Shares to be	Shares Owned After Offering
Name of Selling Shareholder	to the Offering		Offered(1)	Number (#)	Percent %)
Beth Reid(2)	1,540,200	(3)	340,200	1,200,000	3.5
David C. Reid(4)	3,554,039	(5)	842,500	2,711,539	7.9
Heemskirk Consolidated Limited(6)	1,350,000		1,350,000	0	*
William F. Pass(7)	1,321,207	(5)	1,321,207	0	*
ROYTOR & CO.(8)	1,200,000		1,200,000	0	*
Jose Perez Reynoso(9)	485,000		485,000	0	*
Don I. and Dorothera Philips	480,000		240,000	240,000	*
Philip Katz	400,000		400,000	0	*
David F. Wersebe	256,000		176,000	80,000	*
Declan J. Costelloe	218,500		178,500	40,000	*
J. Paul Consulting Corporation(10)	200,000		200,000	0	*
Ciliamarie F. McGinnis Trust(11)	120,000		20,000	100,000	*

Patrick Bartz	52,000	40,000	12,000	*
Thomas W. and Marjorie G. Clarke	50,000	50,000	0	*
Jeff Bailey	75,000	15,000	60,000	*
Jack Noble	40,000	40,000	0	*
Don I. and Thomas Phillips	40,000	28,000	12,000	*
Virgil and Jeane Lamb	40,000	40,000	0	*
Anthony R. McGinnis	30,000	10,000	20,000	*
Lee C. Pegorsch	20,000	20,000	0	*
R. Brock Silverstein	20,000	20,000	0	*
Carolyn P. McFarland	10,000	10,000	0	*
Allee Messina	10,000	10,000	0	*
Jeffrey R. Pass	37,000	37,000	0	*
Daniel C. Pass	36,500	36,500	0	*
Molly B. Pass	36,500	36,500	0	*
Claude W. & Elizabeth Pass	5,000	5,000	0	*
John T. Upmeier	2,500	2,500	0	*
Tim Sullivan	15,000	15,000	0	*
Darleen M. Upmeier	2,500	2,500	0	*
Jennifer A.C. Eis	2,500	2,500	0	*
Deborah M. Bangoli	2,500	2,500	0	*
Rebecca Perez Reynoso	95,000	95,000	0	*
Kennith D. & Martha E. Pearson	20,000	20,000	0	*
Sean C. McGinnis	2,000	2,000	0	*
TOTAL:		7,293,407
____________________
*	Less than 1%
(1)	Assumes that all of the shares offered hereby are sold, of which there is no assurance.
(2)	Beth Reid is the spouse of William Reid. William Reid has been an officer and director of our company since inception.
(3)	Excludes shares owned by the selling shareholder's spouse.
(4)	David Reid has been an officer and director of our company since inception.
(5)	Excludes stock options owned by the selling shareholder.
(6)	The selling shareholder has identified Kevin Robinson as the individual with the power to vote and dispose of these shares.
(7)	William Pass is a former financial consultant to our company.
(8)           ROYTOR has identified Frode Aschim as the individual with the power to vote and dispose of these shares.
(9)	Jose Perez Reynoso acts as a consultant to our company.
(10)	The selling shareholder has identified Jeff Ploen as the individual with the power to vote and dispose of these shares.
(11)	The selling shareholder has identified Ciliamarie F. McGinnis as the individual with the power to vote and dispose of these shares.
___________________________

Except as otherwise noted in the table above and to the best of our knowledge, the selling shareholders are not associated with or affiliates of United States broker-dealers, and at the time of purchase the selling shareholders purchased the securities in the ordinary course of business and did not have any agreements or understandings, directly or indirectly, with any persons to distribute or dispose of the securities.  Further, except as otherwise stated, none of the selling shareholders have any relationship to our company, except as a shareholder.

PLAN OF DISTRIBUTION

The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our common stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in the over the counter market, in privately negotiated transactions or otherwise.  The shares may be offered at prices prevailing in the market or at privately negotiated prices.  The selling shareholders may negotiate, and may pay, brokers or dealers commissions, discounts or concessions for their services.  In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate.  However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act.

The methods by which the selling shareholders may sell the shares of our common stock include:

•	A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;
•	Sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

•	Ordinary brokerage transactions and transactions in which a broker solicits purchases;
•	Privately negotiated transactions;

•	Short sales;
•	Any combination of these methods of sale; or

•	Any other legal method.

In addition to selling their shares under this prospectus, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.  Any selling shareholder who uses this prospectus to sell his shares will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock.  The selling shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling shareholders.  This may affect the marketability of our common stock.

The selling shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions.  The selling shareholders do not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to his prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares.  The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act.  The selling shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.

Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 60,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 per share.  As of January 22, 2010, we had 48,050,284 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

The following discussion summarizes the rights and privileges of our capital stock.  This summary is not complete, and you should refer to our Articles of Incorporation, as amended, which have been filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors.  Cumulative voting for directors is not permitted.  Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible.  All outstanding common stock is, and all common stock offered hereby will be, when issued and paid for, fully paid and nonassessable.  The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company.  However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds, subject to the preferential rights of the holders of any outstanding preferred stock.  Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

Preferred Stock

Our Articles of Incorporation vest our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and our Articles of Incorporation in respect to, among other things, (i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (iii) whether preferred stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation; (v) sinking fund or other provisions, if any, for redemption or purchase of preferred stock; (vi) the terms and conditions by which preferred stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any.

As of the date of this prospectus, we have not designated or authorized any preferred stock for issuance.

Restrictions on Future Sales of Our Common Stock

Under the terms of our strategic alliance agreement with Hochschild, we are obligated to offer that entity the first right of refusal to participate in future equity financing solicited by us at any time prior to commencement of commercial mineral production.  Additionally, we granted Hochschild preemptive rights to participate in certain transactions involving the sale of our equity securities to purchase an amount of additional common stock equal at any time to its pro rata interest in our company at that time.  Hochschild’s preemptive rights apply to any future equity financings other than (i) under any stock option plan; (ii) pursuant to the exercise of options under any stock option plan; (iii) upon the exercise, exchange or conversion of any convertible securities; or (iv) for property other than money.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our common stock to decline.  Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

In May 2006, the SEC declared effective a registration statement covering the resale of approximately 8,900,000 shares of common stock by the selling shareholders named in this prospectus, as well as 4,600,000 shares sold by us.  In February 2007 and January 2008, the SEC also declared effective registration statements covering the resale of approximately 5,860,000 and 11,133,000 shares of common stock, respectively, by the selling shareholders named therein.  In December 2008 and on several occasions in 2009, we issued a total of 12,954,795 shares of restricted common stock to Hochschild as part of a strategic alliance agreement.  Of the outstanding shares which were not registered in this prospectus or the February 2007 and February 2008 registrations, all of our outstanding shares of common stock except the shares issued to Hochschild are immediately eligible for sale under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not an affiliate of our company holding restricted securities that were not acquired from us or an affiliate of our company within the previous year would be entitled to sell those shares free of any restrictions.  An affiliate of our company would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date of proposed sale.

Sales by affiliates under Rule 144 are also subject to requirements relating to manner of sale and filing of notice with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any document we file at the SEC's Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.  You can also obtain copies of our SEC filings by going to the SEC's website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 to register the shares of our common stock.  This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement.  For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement.  The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.

We will provide copies of our reports and other information which we file with the SEC without charge to each person who receives a copy of this prospectus.  Your request for this information should be directed to our President, William Reid, at our corporate office in Denver, Colorado.  You can also review this information at the public reference rooms of the SEC and on the SEC's website as described above.

LEGAL MATTERS

We have been advised on the legality of the shares included in this prospectus by Dufford & Brown, P.C., of Denver, Colorado.

EXPERTS

Our financial statements as of December 31, 2008 and for the three years then ended included in this prospectus have been included in reliance on the reports of Stark Winter Schenkein & Co., LLP, our independent registered public accounting firm.  These financial statements have been included on the authority of this firm as an expert in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Consolidated Balance Sheets as of September 30, 2009 (unaudited) and December 31, 2008	F-2

Consolidated Statements of Operations for the nine months ended September 30, 2009 and 2008 and for the period from inception to September 30, 2009 (unaudited)	F-3

Consolidated Statements of Cash Flows for the nine months ended September 30, 2009 and 2008 and for the period from inception to September 30, 2009 (unaudited)	F-5

Notes to Consolidated Financial Statements – September 30, 2009 (unaudited)	F-6

Management’s Report on Internal Controls over Financial Reporting	F-14

Reports of Independent Registered Public Accounting Firm	F-15

Consolidated Balance Sheets at December 31, 2008, and 2007	F-18

Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006, and for the period from Inception (August 24, 1998) to December 31, 2008	F-19

Consolidated Statement of Changes in Shareholders’ Equity (Deficit) for the period from Inception (August 24, 1998) to December 31, 2008	F-20

Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006, and for the period from Inception (August 24, 1998) to December 31, 2008	F-21

Notes to Consolidated Financial Statements – December 31, 2008, 2007 and 2006	F-22

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDTED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(unaudited)

Current assets:
Cash and cash equivalents	$7,230,370	$3,534,578
Restricted cash	4,005,479	-
Other current assets	37,845	202,890
Total current assets	11,273,694	3,737,468

Land and mineral rights	273,477	226,610
Property and equipment - net	1,157,221	812,219
Other assets	8,572	4,721
Total assets	$12,712,964	$4,781,018

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$589,747	$1,753,285
Total current liabilities	589,747	1,753,285

Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 60,000,000 shares authorized:
46,095,489 and 36,087,556 shares issued and outstanding, respectively	46,095	36,088
Additional paid-in capital	79,420,803	43,686,779
(Deficit) accumulated during the exploration stage	(67,752,496)	(40,688,414)
Other comprehensive income (loss):
Currency translation adjustment	408,815	(6,720)
Total shareholders' equity	12,123,217	3,027,733

Total liabilities and shareholders' equity	$12,712,964	$4,781,018

The accompanying notes are an integral part of these financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended September 30, 2009 and 2008
(Unaudited)

	2009	2008

Revenues:
Gold sales	$-	$-

Costs and Expenses:
Property exploration and evaluation	1,888,828	2,376,136
Engineering and construction	7,132,056	2,429,956
General and administrative	578,544	370,887
Depreciation	41,926	40,446
Total costs and expenses	9,641,354	5,217,425

Operating (loss)	(9,641,354)	(5,217,425)

Other income:
Interest income	16,221	54,483

(Loss) before income taxes	(9,625,133)	(5,162,942)

Provision for income taxes	-	-

Net (loss)	(9,625,133)	(5,162,942)

Other comprehensive income:
Currency translation gain (loss)	342,569	(55,288)

Net comprehensive (loss)	$(9,282,564)	$(5,218,230)

Net (loss) per common share:
Basic and Diluted	$(0.21)	$(0.15)

Weighted average shares outstanding:
Basic and Diluted	45,280,272	34,294,242

The accompanying notes are an integral part of these financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
for the nine months ended September 30, 2009 and 2008
and for the period from Inception (August 24, 1998) to September 30, 2009
(Unaudited)

			Inception
			(August 24, 1998) to
	2009	2008	September 30, 2009

Revenues:
Gold sales	$-	$-	$-

Costs and Expenses:
Property exploration and evaluation	3,871,821	5,214,597	20,545,660
Engineering and construction	18,889,528	6,026,827	33,390,989
Management contract - U S Gold, related party	-	-	752,191
General and administrative	4,215,011	3,102,826	13,420,389
Depreciation	112,862	95,869	309,577
Total costs and expenses	27,089,222	14,440,119	68,418,806

Operating (loss)	(27,089,222)	(14,440,119)	(68,418,806)

Other income:
Interest income	25,140	319,433	666,310

(Loss) before income taxes	(27,064,082)	(14,120,686)	(67,752,496)

Provision for income taxes	-	-	-

Net (loss)	(27,064,082)	(14,120,686)	(67,752,496)

Other comprehensive income:
Currency translation gain (loss)	415,535	(113,296)	408,815

Net comprehensive (loss)	$(26,648,547)	$(14,233,982)	$(67,343,681)

Net (loss) per common share:
Basic and Diluted	$(0.65)	$(0.41)

Weighted average shares outstanding:
Basic and Diluted	41,529,857	34,231,498

The accompanying notes are an integral part of these financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the nine months ended September 30, 2009 and 2008
and for the period from Inception (August 24, 1998) to September 30, 2009
(Unaudited)

			Inception
			(August 24, 1998) to
	2009	2008	September 30, 2009

Cash flows from operating activities:
Net (loss)	$(27,064,082)	$(14,120,686)	$(67,752,496)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Depreciation	112,862	95,869	309,577
Stock compensation	2,754,031	1,939,600	6,698,157
Management fee paid in stock	-	-	392,191
Related party payable paid in stock	-	-	320,000
Foreign currency translation adjustment	415,535	(113,296)	408,815
Issuance cost forgiven	-	-	25,327
Changes in operating assets and liabilities:
Operating assets	161,195	(7,344)	(44,957)
Accounts payable and accrued liabilities	(1,163,539)	413,015	589,746
Other	-	-	(4,569)
Total adjustments	2,280,084	2,327,844	8,694,287
Net cash (used in) operating activities	(24,783,998)	(11,792,842)	(59,058,209)

Cash flows from investing activities:
Capital expenditures	(504,731)	(4,498,875)	(1,740,265)
Restricted cash	(4,005,479)	-	(4,005,479)
Net cash (used in) investing activities	(4,510,210)	(4,498,875)	(5,745,744)

Cash flows from financing activities:
Proceeds from initial public stock offering	-	-	4,351,200
Proceeds from other sales of stock	32,990,000	-	66,889,623
Proceeds from exercise of options	-	100,000	243,500
Proceeds from debentures - founders	-	-	50,000
Proceeds from exploration funding agreement - Canyon Resources	-	-	500,000
Net cash provided by financing activities	32,990,000	100,000	72,034,323

Net increase (decrease) in cash and equivalents	3,695,792	(16,191,717)	7,230,370

Cash and equivalents at beginning of period	3,534,578	22,007,216	-

Cash and equivalents at end of period	$7,230,370	$5,815,499	$7,230,370

Supplemental Cash Flow Information
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

Non-cash investing and financing activities:
Conversion of Canyon Resources funding into
common stock	$-	$-	$500,000
Conversion of founders debentures into
common stock	$-	$-	$50,000

The accompanying notes are an integral part of these financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

1.           Summary of Significant Accounting Policies

Gold Resource Corporation (the "Company") was organized under the laws of the State of Colorado on August 24, 1998.  The Company has been engaged in the exploration for precious and base metals, primarily in Mexico, as an exploration stage company.  The Company has not generated any revenue from operations.

Basis of Presentation.  The interim consolidated financial statements included herein have been prepared by the Company, without audit, in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") pursuant to Item 210 of Regulation S-X and are expressed in United States dollars, the Company’s reporting currency.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") have been condensed or omitted pursuant to such SEC rules and regulations, although the Company believes that the disclosures included are adequate to make the information presented not misleading.

In management’s opinion, the consolidated balance sheet as of September 30, 2009 (unaudited) and the unaudited consolidated statements of operations and cash flows for the interim periods ended September 30, 2009 and 2008, contained herein, reflect all adjustments, consisting solely of normal recurring items, which are necessary for the fair presentation of our financial position, results of operations, and cash flows on a basis consistent with that of our prior audited consolidated financial statements.  However, the results of operations for interim periods may not be indicative of results to be expected for the full fiscal year.  Therefore, these financial statements should be read in conjunction with the audited financial statements and notes thereto and summary of significant accounting policies included in the Company's Form 10-K for the year ended December 31, 2008.

Basis of Consolidation.  The consolidated financial statements include the accounts of the Company and its wholly owned Mexican subsidiaries, Don David Gold S.A. de C.V., Golden Trump Resources S.A. de C.V., and Oaxaca Servicios Mineros S.A. de C.V.   The expenditures of Don David Gold, Golden Trump Resources and Oaxaca Servicios Mineros are generally incurred in Mexican pesos.  Significant inter-company accounts and transactions have been eliminated.

Reclassifications.  Certain amounts previously presented for prior periods have been reclassified to conform with the current presentation.  The reclassifications had no effect on net loss, total assets, or total shareholders’ equity.

Restricted Cash.  On July 20, 2009, under a subscription agreement with Hochschild Mining Holdings Ltd. ("Hochschild"), the Company sold 3,750,000 shares of common stock for gross proceeds of $15,000,000. The Company agreed to reserve $4,000,000 of the $15,000,000 gross proceeds from the closing for exploration activities.  Cash restricted by this agreement was placed in a separate bank account which requires the joint signatures of the Company and Hochschild.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

Estimates.  The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.  Estimates that are critical to the accompanying consolidated financial statements include the identification and valuation of proven and probable reserves, classification of expenditures as either an asset or an expense, valuation of deferred tax assets, and the likelihood of loss contingencies.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.  Actual results could differ from these estimates.

Per Share Amounts.  Accounting Standards Codification 260 "Earnings Per Share," provides for the calculation of "Basic" and "Diluted" earnings per share.  Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share.  Potentially dilutive securities, such as common stock options, are excluded from the calculation when their effect would be anti-dilutive.  For the interim periods ended September 30, 2009 and 2008, outstanding options to purchase common stock would have an anti-dilutive effect and were therefore excluded from the calculation.

Exploration Costs.  Exploration costs are charged to expense as incurred.  Costs to identify new mineralized material, to evaluate potential mineralized material, and to convert mineralized material into proven and probable reserves are considered exploration costs.

Design, Construction, and Development Costs.  Certain costs to design and construct mine and processing facilities may be incurred prior to establishing proven and probable reserves.  Under these circumstances, the Company classifies the project as an exploration stage project and expenses substantially all costs, including design, engineering, construction, and installation of equipment.  Certain types of equipment, which have alternative uses or significant salvage value, may be capitalized.  If a project is determined to contain proven and probable reserves, costs incurred in anticipation of production can be capitalized.  Such costs include development drilling to further delineate the ore body, removing overburden during the pre-production phase, building access ways, constructing facilities, and installing equipment.  Interest costs, if any, incurred during the development phase, would be capitalized until the assets are ready for their intended use.  The cost of start-up activities and on-going costs to maintain production are expensed as incurred.  Costs of abandoned projects are charged to operations upon abandonment.

If a project commences commercial production, amortization and depletion of capitalized costs is computed on a unit-of-production basis over the expected reserves of the project based on estimated recoverable gold equivalent ounces.

Foreign Currency Translation.  The local currency where the Company’s properties are located, the Mexican peso, is the functional currency for the Company's subsidiaries.  Current assets and liabilities are translated into the Company’s reporting currency using the exchange rate in effect at the balance sheet date.  Certain items, such as equity, are translated using historical rates.  Revenues and expenses are translated at the average exchange rate for the period.  Translation adjustments are reported as a separate component of shareholders' equity.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

Recently Adopted Accounting Standards.  The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the Financial Accounting Standards Board (“FASB”), the SEC, and the Emerging Issues Task Force (“EITF”), to determine the impact of new pronouncements on US GAAP and the impact on the Company.  The Company has adopted the following new accounting standards during 2009:

Accounting Standards Codification - In June 2009, FASB established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP.  The ASC is a new structure which took existing accounting pronouncements and organized them by accounting topic. Relevant authoritative literature issued by the SEC and select SEC staff interpretations and administrative literature was also included in the ASC. All other accounting guidance not included in the ASC is non-authoritative. The ASC is effective for interim and annual reporting periods ending after September 15, 2009. The adoption of the ASC did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Subsequent Events - In May 2009, the ASC guidance for subsequent events was updated to establish accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The update sets forth: (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements. The new guidance requires the disclosure of the date through which subsequent events have been evaluated. The Company adopted the updated guidance during the 2009 fiscal year. The adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Accounting for the Useful Life of Intangible Assets - In April 2008, the ASC guidance for Goodwill and Other Intangibles was updated to amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of this update is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under guidance for business combinations. The updated guidance was effective for the Company’s fiscal year beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. The adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Derivative Instruments - In March 2008, the ASC guidance for derivatives and hedging was updated for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and the related hedged items are accounted for, and how derivative instruments and the related hedged items affect an entity’s financial position, financial performance and cash flows. The Company adopted the updated guidance on January 1, 2009. The adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

Business Combinations - In December 2007, the ASC guidance for business combinations was updated to provide new guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. The updated guidance also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company adopted the updated guidance on January 1, 2009 and it will be applied to any future acquisitions.

Non-controlling Interests – In December 2007, the ASC guidance for Non-controlling Interests was updated to establish accounting and reporting standards pertaining to: (i) ownership interests in subsidiaries held by parties other than the parent (“non-controlling interest”), (ii) the amount of net income attributable to the parent and to the non-controlling interest, (iii) changes in a parent’s ownership interest, and (iv) the valuation of any retained non-controlling equity investment when a subsidiary is deconsolidated.  If a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary is measured at fair value and a gain or loss is recognized in net income based on such fair value.  For presentation and disclosure purposes, the guidance requires non-controlling interests (formerly referred to as minority interest) to be classified as a separate component of equity. The Company adopted the updated guidance on January 1, 2009.  The adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Recent Accounting Pronouncements.  There were various accounting standards and interpretations recently issued which have not yet been adopted, including:

Fair Value Accounting - In August 2009, the ASC guidance for fair value measurements and disclosure was updated to further define fair value of liabilities. This update provides clarification for circumstances in which: (i) a quoted price in an active market for the identical liability is not available, (ii) the liability has a restriction that prevents its transfer, and (iii) the identical liability is traded as an asset in an active market in which no adjustments to the quoted price of an asset are required. The updated guidance is effective for the Company’s interim reporting period beginning October 1, 2009. The Company is evaluating the potential impact of adopting this guidance on the Company’s consolidated financial position, results of operations and cash flows.

Variable Interest Entities - In June 2009, the ASC guidance for consolidation accounting was updated to require an entity to perform a qualitative analysis to determine whether the enterprise’s variable interest gives it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies a primary beneficiary of a VIE as the entity that has both of the following characteristics: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE. The updated guidance also requires ongoing reassessments of the primary beneficiary of a VIE. The updated guidance is effective for the Company’s fiscal year beginning January 1, 2010. The Company currently is evaluating the potential impact of adopting this guidance on the Company’s consolidated financial position, results of operations and cash flows.

There were no other accounting standards and interpretations recently issued which are expected to a have a material impact on the Company's financial position, results of operations or cash flows.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

2.            Mineral Properties

The Company currently has an interest in five properties, the El Aguila project, the El Rey property, the Las Margaritas property, the Solaga property and the Alta Gracia property.

The El Aguila Project.  Effective October 14, 2002, the Company leased three mining concessions, El Aguila, El Aire, and La Tehuana from Jose Perez Reynoso, a consultant to the Company.  The lease agreement is subject to a 4% net smelter return royalty where production is sold in the form of gold/silver dore and 5% for production sold in concentrate form.  The Company has made periodic advance royalty payments under the lease totaling $260,000 and no further advance royalty payments are due.  Subject to minimum exploration requirements, there is no expiration term for the lease.  The Company may terminate it at any time upon written notice to the lessor and the lessor may terminate it if the Company fails to fulfill any of its obligations.  The El Aguila and El Aire concessions make up the El Aguila project and the La Tehuana concession makes up the Las Margaritas property.

The Company has filed for and received additional concessions for the El Aguila project that total an additional 8,492 hectares.  These additional concessions are not part of the concessions leased from our consultant, and bring our interest in the El Aguila project to an aggregate of 9,463 hectares.  The mineral concessions making up the El Aguila project are located within the Mexican State of Oaxaca.

The El Rey Property.  The Company has acquired claims in another area in the state of Oaxaca by filing concessions under the Mexican mining laws, referred to by us as the El Rey property.  These concessions total 892 hectares and are subject to a 2% royalty on production payable to Mr. Reynoso.  The Company has conducted minimal exploration and drilling on this property to date.

The El Rey property is an exploration stage property with no known reserves.  It is approximately 64.4 kilometers (40 miles) from the El Aguila project.  There is no plant or equipment on the El Rey property.  If exploration is successful, any mining would probably require an underground mine but any mineralized material could be processed at the El Aguila project mill if it is successfully completed.

The Las Margaritas Property.  The Las Margaritas property is made up of the La Tehuana concession.  The Company leased this property in October 2002 from Mr. Reynoso.  It is comprised of approximately 925 hectares located adjacent to the El Aguila project.  To date, the Company has conducted limited surface sampling, but no other significant exploration activities at the property.

The Solaga Property.  In February 2007, the Company leased a 100% interest in a property known as the Solaga property from an entity partially owned by Mr. Reynoso.  The property totals 618 hectares, and is located approximately 120 kilometers (75 miles) from the El Aguila project.  A dormant silver mine is located on the Solaga property which was in production as recently as the 1980’s, however we cannot estimate if or when we will reopen the mine.  The lease requires the Company to perform $25,000 in additional work and is subject to a 4% net smelter return royalty on any production.  The Company has not conducted any exploration activities at the property.

The Alta Gracia Property.  In August 2009, the Company acquired claims adjacent to the Las Margaritas property in the Alta Gracia Mining District by filing concessions under the Mexican mining laws.   This property is known as the Alta Gracia property.  These concessions are comprised of three mining claims, the David 1, the David 2 and La Hurradura.  The concessions total 5,175 hectares, and the acquisition of these claims extended the Company’s land position along what is known as the San Jose structural corridor to just over 16 kilometers. To date, the Company has not conducted significant exploration activities at the property.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

As of September 30, 2009, none of the mineralized material at the Company’s properties met the SEC’s definition of proven or probable reserves.

3.            Property and Equipment

At September 30, 2009 and December 31, 2008, property and equipment consisted of the following:

	September 30, 2009	December 31, 2008
Trucks and autos	$437,355	$291,876
Office furniture and equipment	221,647	137,678
Exploration equipment	799,210	570,794
Subtotal	1,458,212	1,000,348
Accumulated depreciation	(300,991)	(188,129)
Total	$1,157,221	$812,219

4.            Shareholders' Equity

On February 25, 2009, the Company issued 4,330,000 restricted shares of common stock at $3.00 per share to Hochschild Mining Holdings Limited (“Hochschild”) pursuant to a strategic alliance agreement dated December 5, 2008.  The Company received cash proceeds of $12,990,000.

On June 30, 2009, the Company entered into a subscription agreement with Hochschild to sell 5,000,000 shares of its restricted common stock at a price of $4.00 per share, or a total of $20,000,000.  The transaction was completed in two tranches. Simultaneously with the execution of the subscription agreement, the Company sold 1,250,000 shares of common stock for gross proceeds of $5,000,000.  The closing for the remaining 3,750,000 shares of common stock was held on July 20, 2009. The Company agreed to reserve $4,000,000 of the $15,000,000 gross proceeds from the second closing solely for exploration activities.  Cash restricted by this agreement was placed in a separate bank account which requires the joint signatures of the Company and Hochschild.

During the nine months ended September 30, 2009, the Company issued 677,933 shares of common stock pursuant to the exercise of stock options.  Two option-holders exercised 913,000 options using the “cashless exercise” method for payment, whereby each option-holder immediately surrendered shares of common stock that he would have otherwise been entitled to receive.  In the aggregate, the option-holders exercised 913,000 options and immediately surrendered 235,067 shares of common stock, resulting in a net issuance of 677,933 shares of common stock.  The Company received no cash proceeds in the transactions.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

5.             Stock Based Compensation

The Company has a non-qualified stock option and stock grant plan under which equity awards may be granted to key employees, directors and others (the "Plan").  The Plan is administered by the Board of Directors which determines the terms pursuant to which any option is granted.  The maximum number of common shares subject to grant under the Plan is 6,000,000.

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model.  The option pricing model requires the input of subjective assumptions which are based on several different criteria.  Expected volatility is based on the historical price volatility of the Company’s common stock.  Expected dividend yield is assumed to be nil, as the Company has not paid dividends since inception.  Forfeitures are assumed to be nil, as the Company has not experienced forfeitures during its history.  The expected life of the options is estimated in accordance with Staff Accounting Bulletin No. 107, “Share-Based Payment” for plain vanilla options.  Risk free interest rates are based on US government obligations with a term approximating the expected life of the option.

The fair value of stock option grants is amortized over the respective vesting period, if any.  Total non-cash compensation expense related to stock options included in general and administrative expense for the interim periods ended September 30, 2009 and 2008 was $2,754,031 and $1,897,130, respectively.  The estimated unrecognized compensation cost from unvested options as of September 30, 2009 was approximately $701,913, which is expected to be recognized over the remaining vesting period of 3 years.

Effective April 23, 2009, grants covering 1,000,000 shares of common stock were issued to officers and directors at an exercise price of $3.95 and a term of ten years.  The options vested upon issuance.  The grant date fair value was calculated as $2,575,000 ($2.575 per option) using the following assumptions:  expected life of five years, stock price of $3.95 at date of grant, dividend yield of 0%, interest rate of 1.9%, and volatility of 81%.

Effective September 23, 2009, grants covering 75,000 shares of common stock were issued to an employee at an exercise price of $7.00 and a term of ten years.  The options vest over a three year period.  The grant date fair value was calculated as $331,787 ($4.423 per option) using the following assumptions:  expected life of five years, stock price of $7.00 at grant date, dividend yield of 0%, interest rate at 1.5%, and volatility of 78%.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

The following table summarizes activity for compensatory stock options during the interim period ended September 30, 2009:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Shares Exercisable
Outstanding, January 1, 2009	3,683,000	$1.66	$6,932,500	3,413,000
Granted	1,075,000	$4.16	--	1,000,000
Exercised	(913,000)	$1.00	$2,726,000	(913,000)
Expired	(50,000)	$4.45	$145,000	(50,000)
Outstanding, September 30, 2009	3,795,000	$2.49	$18,257,850	3,450,000

The following table summarizes information about outstanding compensatory stock  options as of September 30, 2009:

Exercise Prices	Number of Shares	Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable
$0.25	1,400,000	4.3	$0.25	1,400,000
$3.40	1,000,000	8.4	$3.40	1,000,000
$3.68	50,000	0.1	$3.68	50,000
$3.74 -$4.51	270,000	8.6	$3.91	--
$3.95	1,000,000	9.6	$3.95	1,000,000
$7.00	75,000	9.9	$7.00	--
	3,795,000		$2.49	3,450,000

6.             General and Administrative Expenses

General and administrative expenses included the following components for the interim periods ended September 30, 2009 and 2008, and for the period from inception (August 24, 1998) through September 30, 2009:

	2009	2008	Inception to September 30, 2009

Salaries and benefits	$598,918	$536,450	$3,185,997
Legal and accounting	472,510	274,052	1,394,190
Investor relations	92,900	132,814	755,700
Travel related	113,016	55,237	556,100
Stock awards	--	42,470	1,740,788
Grant of stock options	2,754,031	1,897,130	4,957,369
Other	183,637	164,673	830,246
Total	$4,215,011	$3,102,826	$13,420,389

GOLD RESOURCE CORPORATION
MANAGEMENT'S REPORT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.

The Securities Exchange Act of 1934 defines internal control over financial reporting in Rules 13a-15(f) and 15d-15(f) as a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

-	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and disposition of assets;

-
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of management and our directors; and

-	Provide reasonable assurance regarding prevention and timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Internal control systems, no matter how well designed, have inherent limitations.  Therefore, even those systems that are determined to be effective provide only reasonable assurance with respect to financial statement preparation and presentation.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on its assessment, management concluded that we maintained effective internal control over financial reporting as of December 31, 2008.  Management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008 has been audited by Stark Winter Schenkein & Co., LLP, an independent registered public accounting firm, as stated in their report which appears herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Gold Resource Corporation
Denver, Colorado

We have audited Gold Resource Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Gold Resource Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Controls over Financial Reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.   Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Gold Resource Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows of Gold Resource Corporation, and our report dated April 9, 2009 expressed an unqualified opinion.

Denver, Colorado
December 24, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Gold Resource Corporation
Denver, Colorado

We have audited the accompanying consolidated balance sheets of Gold Resource Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2008 and 2007, and the period August 24, 1998 (inception) to December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gold Resource Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007, and the period August 24, 1998 (inception) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

April 9, 2009
Denver, Colorado

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Gold Resource Corporation
Denver, Colorado

We have audited the accompanying consolidated balance sheets of Gold Resource Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2006 and 2007, and the period August 24, 1998 (inception) to December 31, 2007.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gold Resource Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2007, and the period August 24, 1998 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

April 10, 2008
Denver, Colorado

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
as of December 31, 2008 and 2007

	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$3,534,578	$22,007,216
Other current assets	202,890	43,940
Total current assets	3,737,468	22,051,156

Land and mineral rights	226,610	152,522
Property and equipment - net	812,219	352,429
Other assets	4,721	1,469
Total assets	$4,781,018	$22,557,576

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,753,285	$768,452
Total current liabilities	1,753,285	768,452

Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 60,000,000 shares authorized:
36,087,556 and 34,146,952 shares issued and outstanding, respectively	36,088	34,147
Additional paid-in capital	43,686,779	36,498,444
(Deficit) accumulated during the exploration stage	(40,688,414)	(14,673,211)
Other comprehensive income:
Currency translation adjustment	(6,720)	(70,256)
Total shareholders' equity	3,027,733	21,789,124

Total liabilities and shareholders' equity	$4,781,018	$22,557,576

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2008, 2007 and 2006,
and for the period from Inception (August 24, 1998) to December 31, 2008

				Inception
				(August 24, 1998) to
	2008	2007	2006	December 31, 2008

Revenues:
Gold sales	$-	$-	$-	$-

Costs and Expenses:
Property exploration and evaluation	8,171,396	5,711,190	528,851	16,194,577
Other mineral property costs	-	20,581	100,000	479,262
Engineering and construction	14,501,461	-	-	14,501,461
Management contract - U. S. Gold, related party	-	-	-	752,191
General and administrative	3,552,007	2,539,604	2,096,961	9,205,378
Depreciation	123,948	47,480	18,039	196,715
Total costs and expenses	26,348,812	8,318,855	2,743,851	41,329,584

Operating (loss)	(26,348,812)	(8,318,855)	(2,743,851)	(41,329,584)

Other income:
Interest income	333,609	242,513	57,089	641,170

(Loss) before income taxes	(26,015,203)	(8,076,342)	(2,686,762)	(40,688,414)

Provision for income taxes	-	-	-	-

Net (loss)	(26,015,203)	(8,076,342)	(2,686,762)	(40,688,414)

Other comprehensive income:
Currency translation gain (loss)	63,536	(89,939)	19,544	(6,720)

Net comprehensive (loss)	$(25,951,667)	$(8,166,281)	$(2,667,218)	$(40,695,134)

Net (loss) per common share:
Basic and Diluted	$(0.76)	$(0.28)	$(0.13)

Weighted average shares outstanding:
Basic and Diluted	34,393,854	28,645,038	20,218,659

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2008, 2007, and 2006,
and for the period from Inception (August 24, 1998) to December 31, 2008

				Inception
				(August 24, 1998) to
	2008	2007	2006	December 31, 2008

Cash flows from operating activities:
Net (loss)	$(26,015,203)	$(8,076,342)	$(2,686,762)	$(40,688,414)
Adjustments to reconcile net (loss) to net cash
used by operating activities:
Depreciation	123,948	47,480	18,039	196,715
Stock compensation	1,999,276	730,450	626,900	3,944,126
Management fee paid in stock	-	-	-	392,191
Related party payable paid in stock	-	-	-	320,000
Foreign currency translation adjustment	63,536	(89,939)	19,544	(6,720)
Issuance cost forgiven	-	-	-	25,327
Changes in operating assets and liabilities:
Operating assets	(162,212)	162,172	(191,135)	(206,152)
Accounts payable and accrued liabilites	984,833	317,289	426,326	1,753,285
Other	-	-	(8,770)	(4,569)
Total adjustments	3,009,381	1,167,452	890,904	6,414,203
Net cash (used in) operating activities	(23,005,822)	(6,908,890)	(1,795,858)	(34,274,211)

Cash flows from investing activities:
Capital expenditures	(657,816)	(456,152)	(59,966)	(1,235,534)
Net cash (used in) investing activities	(657,816)	(456,152)	(59,966)	(1,235,534)

Cash flows from financing activities:
Cash proceeds from initial public stock offering	-	-	4,351,200	4,351,200
Cash proceeds from other sales of stock	5,010,000	21,712,000	4,928,700	33,899,623
Cash proceeds from exercise of options	181,000	-	60,000	243,500
Proceeds from debentures - founders	-	-	-	50,000
Proceeds from exploration funding agreement - Canyon Resources	-	-	-	500,000
Net cash provided by financing activities	5,191,000	21,712,000	9,339,900	39,044,323

Net increase (decrease) in cash and equivalents	(18,472,638)	14,346,958	7,484,076	3,534,578

Cash and equivalents at beginning of period	22,007,216	7,660,258	176,182	-

Cash and equivalents at end of Period	$3,534,578	$22,007,216	$7,660,258	$3,534,578

Supplemental Cash Flow Information
Interest paid	$-	$-	$-	$-
Income taxes paid	$-	$-	$-	$-

Non-cash investing and financing activities:
Conversion of Canyon Resources funding into
common stock	$-	$-	$-	$500,000
Conversion of founders debentures into
common stock	$-	$-	$-	$50,000

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the period from Inception (August 24, 1998) to December 31, 2008

	Number of	Par Value of	Additional		Comprehensive	Total
	Common	Common	Paid - in	Accumulated	Income	Shareholders'
	Shares	Shares	Capital	(Deficit)	(Loss)	Equity (Deficit)

Balance at Inception, August 24, 1998	-	$-	$-	$-	$-	$-

Shares for contributed capital at $0.005	2,800,000	2,800	(1,400)	-	-	1,400
per share - related parties
Net (loss)	-	-	-	(1,657)	-	(1,657)
Balance, December 31, 1998	2,800,000	2,800	(1,400)	(1,657)	-	(257)

Shares for contributed capital at $0.005	1,000,000	1,000	(500)	-	-	500
per share - related parties
Net (loss)	-	-	-	(663)	-	(663)
Balance, December 31, 1999	3,800,000	3,800	(1,900)	(2,320)	-	(420)

Shares issued for management contract at	1,226,666	1,226	202,578	-	-	203,804
$0.17 per share - related party
Net (loss)	-	-	-	(205,110)	-	(205,110)
Balance, December 31, 2000	5,026,666	5,026	200,678	(207,430)	-	(1,726)

Shares issued for management contract at	1,333,334	1,334	187,053	-	-	188,387
$0.14 per share - related party
Conversion of debentures at $0.25	200,000	200	49,800	-	-	50,000
per share - related parties
Sale of shares for cash at $0.25 per share	820,000	820	204,180	-	-	205,000
Net (loss)	-	-	-	(346,498)	-	(346,498)
Balance, December 31, 2001	7,380,000	7,380	641,711	(553,928)	-	95,163

Shares issued for cash at $0.25 per share	392,000	392	97,608	-	-	98,000
Shares issued for cash at $0.17 per share	1,351,352	1,351	223,322	-	-	224,673
Net (loss)	-	-	-	(788,629)	(17)	(788,646)
Balance, December 31, 2002	9,123,352	9,123	962,641	(1,342,557)	(17)	(370,810)

Shares issued for cash at $0.25 per share	577,000	577	143,673	-	-	144,250
Share issuance costs forgiven	-	-	25,327	-	-	25,327
Net (loss)	-	-	-	(496,046)	29	(496,017)
Balance, December 31, 2003	9,700,352	9,700	1,131,641	(1,838,603)	12	(697,250)

Shares issued for cash at $0.25 per share	608,000	608	151,392	-	-	152,000
Shares issued in repayment of loan related to	1,200,000	1,200	498,800	-	-	500,000
exploration agreement at $0.42 per share
Shares issued as stock grant at $0.25 per share	600,000	600	149,400	-	-	150,000
Net (loss)	-	-	-	(853,593)	(73)	(853,666)
Balance, December 31, 2004	12,108,352	12,108	1,931,233	(2,692,196)	(61)	(748,916)

Stock grant at $0.25 per share	1,750,000	1,750	435,750	-	-	437,500
Stock option exercised at $0.25 per share	10,000	10	2,490	-	-	2,500
Stock issued for cash at $0.25 per share	276,000	276	68,724	-	-	69,000
Stock issued for satisfaction of payables	1,280,000	1,280	318,720	-	-	320,000
at $0.25 per share
Shares issued for cash at $0.47 per share	2,728,500	2,729	1,272,271	-	-	1,275,000
Shares issued for cash at $0.50 per share	122,000	122	60,878	-	-	61,000
Shares issued for cash at $0.50 per share	30,000	30	14,970	-	-	15,000
Net (loss)	-	-	-	(1,217,911)	200	(1,217,711)
Balance, December 31, 2005	18,304,852	18,305	4,105,036	(3,910,107)	139	213,373

Stock options exercised at $0.25 per share	240,000	240	59,760	-	-	60,000
Stock options granted	-	-	147,050	-	-	147,050
Director stock grant at $1.00 per share	100,000	100	99,900	-	-	100,000
Shares issued for cash at $1.00 per share,	4,600,000	4,600	4,346,600	-	-	4,351,200
net of issue costs
Shares issued for investor relations	280,000	280	319,720	-	-	320,000
services at $1.14 per share
Shares issued for cash at $1.20 per share,	4,322,000	4,322	4,924,378	-	-	4,928,700
net of issue costs
Shares issued for investment banking	257,700	257	(257)	-	-	-
services at $1.20 per share
Employee stock grants at $1.71 per share	35,000	35	59,815	-	-	59,850
Net (loss)	-	-	-	(2,686,762)	19,544	(2,667,218)

Balance, December 31, 2006	28,139,552	28,139	14,062,002	(6,596,869)	19,683	7,512,955

Shares issued for investor relations services	170,000	170	575,598	-	-	575,768
at weighted average price of $3.39 per share
Shares issued for consulting services in	15,000	15	55,185	-	-	55,200
Mexico at $3.68 per share
Stock options granted	-	-	99,482	-	-	99,482

Shares issued for cash at $4.00 per share,	5,558,500	5,559	21,706,441	-	-	21,712,000
net of issue costs
Shares issued for investment banking services	263,900	264	(264)	-	-	-
Net (loss)	-	-	-	(8,076,342)	(89,939)	(8,166,281)

Balance, December 31, 2007	34,146,952	34,147	36,498,444	(14,673,211)	(70,256)	21,789,124

Stock options granted	-	-	1,956,806	-	-	1,956,806
Shares issued for investor relations services	10,000	10	42,460	-	-	42,470
at $4.25 per share
Stock options exercised at $1.00 per share	260,604	261	180,739	-	-	181,000
Shares issued for cash at $3.00 per share	1,670,000	1,670	5,008,330	-	-	5,010,000
Net (loss)	-	-	-	(26,015,203)	63,536	(25,951,667)

Balance, December 31, 2008	36,087,556	$36,088	$43,686,779	$(40,688,414)	$(6,720)	$3,027,733

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006

1.     Summary of Significant Accounting Policies

Basis of Presentation.    Gold Resource Corporation (the "Company") was organized under the laws of the State of Colorado on August 24, 1998.  The Company has been engaged in the exploration for precious and base metals, primarily in Mexico, as an exploration stage company.  It plans to develop mineral properties and ultimately become a producer of gold, silver, and base metals.  The Company has not generated any revenues from operations.  The consolidated financial statements included herein are expressed in United States dollars, the Company's reporting currency.  The accounting policies conform to accounting principles generally accepted in the United States of America (“US GAAP”), as promulgated by the Financial Accounting Standards Board (“FASB”), the Securities and Exchange Commission (“SEC”), and the Emerging Issues Task Force (“EITF”), among others.

Basis of Consolidation.    The consolidated financial statements include the accounts of the Company and its wholly owned Mexican subsidiaries, Don David Gold S.A. de C.V. and Golden Trump Resources S.A. de C.V.  The expenditures of Don David Gold and Golden Trump Resources are generally incurred in Mexican pesos.  Significant intercompany accounts and transactions have been eliminated.

Reclassifications.  Certain amounts previously presented for prior periods have been reclassified to conform with the current presentation.  The reclassifications had no effect on net loss, total assets or total shareholders’ equity.

Estimates.    The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.  Estimates that are critical to the accompanying consolidated financial statements include the identification and valuation of proven and probable reserves, classification of expenditures as either an asset or an expense, valuation of deferred tax assets, and the likelihood of loss contingencies  Management bases its estimates and judgements on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.    Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.  Actual results could differ from these estimates.

Statements of Cash Flows.    The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Proven and Probable Reserves.    The definition of proven and probable reserves is set forth in SEC Industry Guide 7.  Proven reserves are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.  Probable reserves are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced.  The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.  In addition, reserves cannot be considered proven and probable until they are supported by a feasibility study, indicating that the reserves have had the requisite geologic, technical and economic work performed and are economically and legally extractable at the time of the reserve determination.

As of December 31, 2008, none of the Company’s mineral resources met the definition of proven or probable reserves.

Mineral Acquisition Costs.    The costs of acquiring land and mineral rights are considered tangible assets pursuant to EITF Issue No. 04-2, “Whether Mineral Rights are Tangible or Intangible Assets.”  Significant acquisition payments are capitalized.  General, administrative and holding costs to maintain an exploration property are expensed as incurred.  If a mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method.  If no mineable ore body is discovered or such rights are otherwise determined to have diminished value, such costs are expensed in the period in which the determination is made.

Exploration Costs.    Exploration costs are charged to expense as incurred.  Costs to identify new mineral resources, to evaluate potential resources, and to convert mineral resources into proven and probable reserves are considered exploration costs.

Design, Construction, and Development Costs.    Certain costs to design and construct mine and processing facilities may be incurred prior to establishing proven and probable reserves.  Under these circumstances, the Company classifies the project as an exploration stage project and expenses substantially all costs, including design, engineering, construction, and installation of equipment.  Certain types of equipment, which have alternative uses or significant salvage value, may be capitalized.  After a project is determined to contain proven and probable reserves, costs incurred prospectively can be capitalized.  Such costs include development drilling to further delineate the ore body, removing overburden during the pre-production phase, building access ways, constructing facilities, and installing equipment.  Interest costs, if any, incurred during the development phase would be capitalized until the assets are ready for their intended use.  The cost of start-up activities and on-going costs to maintain production are expensed as incurred.  Costs of abandoned projects are charged to operations upon abandonment.

After a project commences commercial production, amortization and depletion of capitalized costs is computed on a unit-of–production basis over the expected life of the project based on estimated recoverable gold equivalent ounces.

Impairment of Long-Lived Assets.    The Company evaluates its long-lived assets for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), and EITF Issue No. 04-3, “Mining Assets: Impairment and Business Combinations.”  If impairment indicators exist, the Company performs additional analysis to quantify the amount by which capitalized costs exceed recoverable value.  The periodic evaluation of capitalized costs is based upon expected future cash flows, including estimated salvage values.  As of December 31, 2008, the Company’s mineral resources do not meet the definition of proven or probable reserves or value beyond proven and probable reserves and any potential revenue has been excluded from the cash flow assumptions.  Accordingly, recoverability of capitalized cost is based primarily on estimated salvage values.

Property and Equipment.    All items of property and equipment are carried at cost not in excess of their estimated net realizable value.  Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized.  Gains or losses on disposition are recognized in operations.

Depreciation.    Depreciation of property and equipment is computed using straight-line methods over the estimated economic lives, as follows:

Trucks and autos	4 to 5 years
Office furniture and equipment	5 to 10 years
Computer hardware and software	3 years
Exploration equipment	6 to 8 years

Property Retirement Obligation.    The Company follows SFAS No. 143, "Accounting for Asset Retirement Obligations," (“SFAS 143”), which requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made.  The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.  The Company has determined that it has no material property retirement obligations as of December 31, 2008.

Stock Based Compensation.  The Company accounts for stock-based compensation in accordance with SFAS No. 123 (Revised 2004), “Share Based Payment” (“SFAS 123R”), which requires the recognition of compensation costs for stock options determined in accordance with a fair value based methodology.  The Company estimates the fair value of stock options at their grant date by using the Black-Scholes-Merton option pricing model and provides for expense recognition over the vesting period, if any, of the stock option.

Per Share Amounts.    SFAS No. 128, "Earnings Per Share," provides for the calculation of "Basic" and "Diluted" earnings per share.  Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (34,393,854 for 2008 and 28,645,038 for 2007).  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share.  Potentially dilutive securities, such as common stock options, are excluded from the calculation when their effect would be anti-dilutive.  For the period ended December 31, 2008, outstanding options to purchase 3,683,000 shares of common stock would have an anti-dilutive effect and were therefore excluded from the calculation.

Income Taxes.    The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes" (“SFAS 109”).  SFAS 109 requires recognition of deferred tax assets and liabilities for temporary differences and the effect of net operating losses based upon the enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”), clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.  An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.  Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company adopted the provisions of FIN 48 on January 1, 2007, which did not have a material impact on the consolidated financial statements.

Business Risks.    The Company continually reviews the mining and political risks it encounters in its operations.  It mitigates the likelihood and potential severity of these risks through the application of high operating standards.  The Company may be affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs.  The mining industry is subject to extensive licensing, permitting, governmental legislation, control and regulations.  The Company endeavors to be in compliance with these regulations at all times.

Fair Value of Financial Instruments.    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments.  SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.  Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2008.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values.  These financial instruments include cash, cash equivalents, prepaid expenses, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

Concentration of Credit Risk.    The Company's operating cash balances are maintained in two primary financial institutions and currently exceed federally insured limits.  The Company believes that the financial strength of these institutions mitigates the underlying risk of loss.  To date, these concentrations of credit risk have not had a significant impact on the Company’s financial position or results of operations.

Foreign Operations.    The Company's present mining activities are in Mexico.  As with all types of international business operations, currency fluctuations, exchange controls, restrictions on foreign investment, changes to tax regimes, political action and political instability could impair the value of the Company's investments.

Foreign Currency Translation.    The local currency, the Mexican peso, is the functional currency for the Company's subsidiaries.  Current assets and current liabilities are translated using the exchange rate in effect at the balance sheet date.  Other assets and liabilities are translated using historical rates.  Revenues and expenses are translated at the average exchange rate for the year.  Translation adjustments are reported as a separate component of shareholders' equity.

Recent Pronouncements.    In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”).  This statement replaces FAS No. 141, which was effective July 1, 2001.  The statement provides guidance for how the acquirer recognizes and measures the identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree. SFAS 141R provides for how the acquirer recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.  The statement provides for disclosures to enable users to be able to evaluate the nature and financial effects of the business combination.  The provisions of SFAS 141R are effective for the first annual reporting period beginning on or after December 15, 2008, and must be applied prospectively to business combinations completed after that date.  Early adoption is prohibited.  Management is currently evaluating the impact of adopting this statement.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), which becomes effective for annual periods beginning after December 15, 2008.  This standard establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated.  The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners.  Management is currently evaluating the impact of adopting this statement.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133” (“SFAS 161”), which becomes effective for periods beginning after November 15, 2008.  This standard changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows.  Management is currently evaluating the impact of adopting this statement.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), which identifies the sources of accounting and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with US GAAP.  SFAS 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”  Management does not expect this statement to change any of the Company’s existing accounting principles.

There were various other accounting standards and interpretations recently issued, none of which are expected to a have a material impact on the Company's consolidated financial position, operations or cash flows.

2.     Mineral Properties

The Company currently has an interest in four properties, the El Aguila project, the El Rey property, the Las Margaritas property, and the Solaga property.

The El Aguila Project.  Effective October 14, 2002, the Company leased three mining concessions, El Aguila, El Aire, and La Tehuana, from Jose Perez Reynoso, a consultant to the Company.  The lease agreement is subject to a 4% net smelter return royalty where production is sold in the form of gold/silver dore and 5% for production sold in concentrate form.  The Company has made periodic advance royalty payments under the lease totaling $260,000 and no further advance royalty payments are due.  Subject to minimum exploration requirements, there is no expiration term for the lease.  The Company may terminate it at any time upon written notice to the lessor and the lessor may terminate it if the Company fails to fulfill any of its obligations.  The El Aguila and El Aire concessions make up the El Aguila project and the La Tehuana concession makes up the Las Margaritas property.

The Company has filed for and received additional concessions for the El Aguila project that total an additional 8,492 hectares.  These additional concessions are not part of the concessions leased from the consultant, and bring the Company’s interest in the El Aguila project to an aggregate of 9,463 hectares.  The mineral concessions making up the El Aguila project are located within the Mexican State of Oaxaca.

The El Rey Property.  The Company has acquired claims in another area in the state of Oaxaca by filing concessions under the Mexican mining laws, referred to as the El Rey property.  These concessions total 892 hectares and are subject to a 2% royalty on production payable to Mr. Reynoso.  The Company has conducted minimal exploration and drilling on this property to date.

The El Rey property is an exploration stage property with no known reserves.  It is approximately 64.4 kilometers (40 miles) from the El Aguila Project.  There is no plant or equipment on the El Rey property.  If exploration is successful, any mining would probably require an underground mine but any mineralized material could be processed at the El Aguila Project mill if it is successfully constructed.

The Las Margaritas Property.  The Las Margaritas property is made up of the La Tehuana concession, and is an exploration stage property with no known reserves.  The Company leased this property in October 2002 from Mr. Reynoso.  It is comprised of approximately 925 hectares located adjacent to the El Aguila property.  To date, the Company has conducted limited surface sampling, but no other significant exploration activities at the property.

The Solaga Property.  In February 2007, the Company leased a 100% interest in a property known as the Solaga property from an entity partially owned by Mr. Reynoso.  The property totals 618 hectares, and is located approximately 120 kilometers (75 miles) from the El Aguila project.  The property is an exploration property with no known reserves.  A dormant silver mine is located on the Solaga property which was in production as recently as the 1980’s, however the Company cannot estimate if or when it will reopen the mine.  The lease requires the Company to perform $25,000 in additional work and is subject to a 4% net smelter return royalty on any production.  The Company has not conducted any exploration activities at the property.

3.     Property and Equipment

At December 31, 2008, property and equipment consisted of the following:

	2008	2007
Trucks and autos	$291,876	$131,509
Office furniture and equipment	137,678	88,385
Exploration equipment	570,794	205,302
Subtotal	1,000,348	425,196
Accumulated depreciation	(188,129)	(72,767)
Total	$812,219	$352,429

4.     Income Taxes

Loss before income taxes, segregated as to the U. S. and foreign components, is as follows:

	2008	2007	2006
U. S.	$(12,697,644)	$(3,002,018)	$(2,173,601)
Foreign	(13,317,559)	(5,074,324)	(513,161)
Total	$(26,015,203)	$(8,076,342)	$(2,686,762)

At December 31, 2008, the Company has tax loss carryforwards for U. S. tax purposes approximating $8,810,000, which primarily expire from 2026 to 2028. The principle difference between the net loss reported for book purposes and the loss reported for tax purposes relates to the taxation of foreign subsidiaries.  Secondly, stock based compensation expenses are generally deductible in different periods and in different amounts than the expense recognized for book purposes.  Finally, certain expenditures for property and equipment are capitalized for tax purposes, but not for book purposes.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2008 and 2007 are presented below:

	2008	2007
Deferred tax assets:
Tax loss carryforward – U. S.	$2,996,000	$2,537,000
Tax loss carryforward – Foreign	7,877,000	2,167,000
Stock based compensation	814,000	278,000
Property and equipment	2,188,000	--
Total deferred tax assets	13,875,000	4,982,000
Valuation allowance	(13,875,000)	(4,982,000)
Net deferred tax asset	$--	$--

At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset.  There are limitations on the utilization of net operating loss carryforwards, including a requirement that losses be offset against future taxable income, if any.  In addition, there are limitations imposed by certain transactions which are deemed to be ownership changes.  Accordingly, a valuation allowance has been established for the entire deferred tax asset.  The change in the valuation allowance was approximately $8,893,000 during 2008.

A reconciliation of taxes reported at the Company’s effective tax rate and the U.S. federal statutory tax rate is comprised of the following components:

	2008	2007	2006
Tax at statutory rates	$(8,845,000)	$(2,746,000)	$(1,040,000)
Increase (reduction) in taxes due to:
Stock based compensation	--	34,000	318,000
Valuation allowance	8,845,000	2,712,000	722,000
Tax provision	$--	$--	$--

5.     Shareholders' Equity (Deficit)

Effective February 21, 2005, the Company declared and effected a 100% forward stock split where one additional share of common stock, par value $.001, was issued for each common share outstanding as of that date. All of the financial information in the financial statements has been adjusted to reflect this two-for-one stock split.

The Company was formed on August 24, 1998 by William W. Reid and David C. Reid (the "Founders").  During 1998 and 1999, the Founders received 3,800,000 shares of common stock valued at $1,900 for administrative and organization expenses paid on behalf of the Company.  The Company remained generally inactive through 1999.

Commencing July 1, 2000, the Company and US Gold, a publicly traded Colorado corporation, entered into a management contract whereby US Gold provided general management of the business activities of the Company through December 31, 2001.  Under this management contract, US Gold was issued 2,560,000 shares of common stock of the Company.  The 2,560,000 shares were valued at $392,191 or approximately $0.15 per share.  Through this arrangement, the Company benefited from experienced management without the need to raise cash funding for the related cost of such management and administration.  The Company was, however, responsible for all additional funding needed.

During 2001, the Founders made convertible debenture loans to the Company and then converted $50,000 in convertible debentures into 200,000 shares of common stock of the Company at a conversion price of $0.25 per share.

In September 2001, the Company commenced the sale of its common shares under exemptions offered by federal and state securities regulations.  During 2001 the Company sold 820,000 shares at $0.25 per share (a total of $205,000).

During 2002, the Company sold 392,000 shares at $0.25 per share (a total of $98,000) to various parties and 1,351,352 shares at approximately $0.17 per share (a total of $224,673) to an institutional investor, RMB International (Dublin) Limited ("RMB").

During 2003, the Company sold 577,000 shares at $0.25 per share raising net proceeds of $144,250.  Effective September 30, 2003, US Gold acquired the RMB shares in exchange for US Gold shares, and terminated the obligation of the Company to pay RMB approximately $25,327 in transaction costs, which was added back into paid-in-capital.

During 2004, the Company sold 608,000 shares at $0.25 per share raising net proceeds of $152,000.  Also during 2004, the Company issued 1,200,000 shares valued at approximately $0.42 per share to Canyon Resource Corporation for repayment of a loan for funding of exploration cost at the El Aguila property.  Also during 2004, the Company made a stock grant of 600,000 shares valued at $0.25 per share or $150,000 to Jose Perez Reynoso, a consultant of the Company.

Effective January 2, 2005, the Company made common stock awards to its two executive officers and a consultant of an aggregate 1,750,000 shares for services performed during 2004 and 2005.  The shares were valued at $437,500 (or $0.25 per share) which was recorded as stock based compensation expense of $350,000 in 2004 and $87,500 in 2005.  In this issuance of common stock, William W. Reid received 1,000,000 shares, David C. Reid received 500,000 shares and William F. Pass received 250,000 shares.  Also effective January 2, 2005, a stock option issued to William F. Pass covering 400,000 shares of common stock at exercise price of $0.25 per share was reduced by 250,000 shares leaving 150,000 shares remaining subject to option.

During 2005 an individual exercised stock options for 10,000 shares for $2,500.  In June 2005, the Company issued 1,280,000 shares to US Gold Corporation in satisfaction of $320,000 owed for a prior year management contract.

During 2005, the Company sold 428,000 shares to individual investors for cash proceeds of $145,000 (276,000 shares at $0.25 per share and 152,000 shares at $0.50 per share).

In addition, during July and August 2005, the Company closed transactions under a Subscription Agreement and Stock Purchase Option Agreement with Heemskirk Consolidated Limited ("Heemskirk"), an Australian global mining house, whereby Heemskirk purchased 2,000,000 shares of common stock of the Company at $0.50 per share. A finder’s fee of 140,000 shares was paid to a third party (resulting in a net value of $0.47 per share).  Heemskirk had previously purchased (in April, 2005) 150,000 shares of common stock at $0.50 per share and the Company had paid a finder’s fee of 10,500 shares.  The Company agreed to give Heemskirk a first right of offer for any financings, including sale of equity, the Company may pursue.  In a similar transaction during August 2005, the Company sold 400,000 shares to another investor raising $200,000 and paid a finder’s fee to a third party of 28,000 shares.  These transactions resulted in the issuance of 2,728,500 shares for net cash proceeds of $1,275,000 ($0.47 per share).

During 2006, the Company sold 4,600,000 shares of common stock at $1.00 per share in a public offering under a Form SB-2 registration statement that was declared effective on May 15, 2006.  The Company received cash proceeds of $4,351,200 (net of finders’ fees of $248,800).

During 2006, the Company completed a private placement of 4,322,000 shares of common stock at $1.20 per share, and received net cash proceeds of $4,928,700, after deducting finders’ fees of $257,700.  The Company also issued 257,700 shares of common stock as finders’ fees in connection with this private placement.

During 2006, the Company received cash proceeds of $60,000 pursuant to the exercise of options to purchase 240,000 shares at $0.25 per share.

In May 2006, the Company made a common stock award of 100,000 shares to a director. These shares were valued at $100,000.  In December 2006, the Company made a common stock award of 35,000 shares to two employees.  These shares were valued at $59,850.  In October 2006, the Company issued 250,000 shares of restricted common stock in exchange for investor relations services.  These shares were valued at $275,000.

Pursuant to a contract effective November 1, 2006, the Company agreed to issue shares of common stock to a consultant performing investor relations work on its behalf.  The 30,000 shares issued in 2006 were valued at $1.50 per share, or $45,000.  The 30,000 shares issued in February 2007 were valued at $2.428 per share, or $72,840.  The 30,000 shares issued in May 2007 were valued at $3.39 per share or $101,670.  In November 2007, 30,000 shares were issued at a value of $4.14 per share or $124,310, and 20,000 shares were issued at a value of $4.235 per share or $84,703.  The Company agreed to issue an additional 10,000 shares for services performed during December 2007 valued at $4.375 per share or $43,745.

On May 1, 2007, the Company entered into an investor relations contract for international investors that required the issuance of 50,000 shares of restricted common stock during the second quarter of 2007.  These shares were valued at $148,500.

On October 2, 2007, the Company agreed to issue 15,000 shares of common stock for consulting services performed in Mexico.  These shares were valued at $3.68 per share, or $55,200, and were recorded as stock compensation during the year ended December 31, 2007.

 On December 5, 2007, the Company completed the sale of 5,558,500 shares of common stock in a private placement for a price of $4.00 per share, for aggregate gross proceeds of $22,234,000.  In connection with the private placement, the Company agreed to pay finders’ fees of $522,000 in cash and 263,900 shares of common stock.

Effective January 13, 2008, the Company agreed to issue 10,000 restricted shares of common stock for investor relations consulting services.  The 10,000 shares were valued at $4.247 per share or $42,470.

During the year ended December 31, 2008, a director of the Company exercised options to purchase 100,000 shares of the Company's common stock at the exercise price of $1.00 per share for total cash proceeds of $100,000.

Effective July 28, 2008, an officer exercised options to purchase 87,000 shares of common stock at $1.00 per share.  The officer elected the “cashless exercise” method for payment, under which he immediately surrendered 19,333 shares of common stock that he would have otherwise been entitled to.  These shares were valued at $4.50 per share, for a total valuation of $87,000.  The transaction resulted in a net increase of 67,667 common shares outstanding.

Effective October 12, 2008, a consultant exercised options to purchase 81,000 shares of restricted common stock at $1.00 per share for cash proceeds of $81,000.  In addition, the consultant exercised options to purchase 19,000 shares using the “cashless exercise” method of payment, under which he immediately surrendered 7,063 shares of common stock that he would have otherwise been entitled to receive.  The 7,063 shares were valued at $2.69 per share, for a total valuation of $19,000 and resulting in a net issuance of 11,937 shares.  As a result of both transactions, common shares outstanding increased by 92,937 shares.

On December 5, 2008, the Company entered into a subscription agreement and a strategic alliance agreement with Hochschild Mining Holdings Limited (“Hochschild”).  Under the terms of the subscription agreement, the Company sold 1,670,000 restricted shares of its common stock to Hochschild at $3.00 per share for total cash proceeds of $5,010,000.  Under the terms of the strategic alliance agreement, the Company granted Hochschild an option to purchase an additional 4,330,000 shares of its restricted common stock at a price of $3.00 per share for total cash proceeds of $12,990,000.  The option expired on March 1, 2009, eighty days after the closing of the subscription agreement.  As discussed in Note 10 below, the option was exercised on February 25, 2009.  The strategic alliance agreement also contains a number of additional covenants between the parties.

6.     Stock Options

The Company has a non-qualified stock option and stock grant plan under which equity awards may be granted to key employees, directors and others (the "Plan").  The Plan is administered by the Board of Directors which determines the terms pursuant to which any option is granted.  The maximum number of common shares subject to grant under the Plan is 6,000,000.

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model.  The option pricing model requires the input of subjective assumptions which are based on several different criteria.  Expected volatility is based on the historical price volatility of the Company’s common stock.  Expected dividend yield is assumed to be nil, as the Company has not paid dividends since inception.  Forfeitures are assumed to be zero, as the Company has not experienced forfeitures during its history.  The expected life is estimated in accordance with Staff Accounting Bulletin No. 107, “Share-Based Payment” for plain vanilla options.  Risk free interest rates are based on US government obligations with a term approximating the expected life of the option.

The fair value of stock option grants is amortized over the respective vesting period. Total non-cash compensation expense related to stock options included in general and administrative expense for the years ended December 31, 2008, 2007, and 2006 was $1,956,806, $99,482, and $147,050 respectively.  The estimated unrecognized compensation cost from unvested options as of December 31, 2008 was approximately $551,000, which is expected to be recognized over the remaining vesting period of 2.4 years.

During the year ended December 31, 2006, stock options were granted to purchase 1,200,000 shares of common stock.  Grants covering 1,100,000 shares were issued to an employee and a director at an exercise price of $1.00 and a term of thirty-three months, and all of these options vested in 2006.  Stock option compensation expense of $141,350 was recorded based upon a fair value calculation using the following assumptions:  expected life of 2.75 years, stock price of $1.00 at date of grant, dividend yield of 0%, and interest rate of 5%.  Grants covering 100,000 shares were issued to a service provider with an exercise price of $1.00 per share and a term of twenty-four months.  Of these, options covering 50,000 shares vested in 2006 and options covering 50,000 shares vested in 2007.  Stock option compensation expense of $5,700 for 2006 and $16,290 for 2007 was recorded for these options based upon a fair value calculation using the following assumptions:  expected life of two years, stock price of $1.00 at date of grant, dividend yield of 0%, and interest rate of 5%.

During the year ended December 31, 2007, the Company granted stock options to a public relations consultant to purchase 50,000 shares of common stock at an exercise price of $3.68 per share and a term of two years.  The options vested upon issuance.  The grant date fair value was calculated as $83,192 ($1.66 per option)  using the following assumptions:  expected life of two years, stock price of $3.68 at date of grant, dividend yield of 0%, interest rate of 4%, and volatility of 80%.

Effective February 22, 2008, grants covering 1,000,000 shares of common stock were issued to officers and directors at an exercise price of $3.40 and a term of ten years. The options vested upon issuance.  The grant date fair value was calculated as $1,803,400 ($1.80 per option) using the following assumptions:  expected life of five years, stock price of $3.40 at date of grant, dividend yield of 0%, interest rate of 2.1%, and volatility of 61%.

During the year ended December 31, 2008, the Company granted options to employees covering 270,000 shares of common stock at exercise prices ranging from $3.74 to $4.51 and a term of ten years.  The options vest over a three year period.  The grant date fair value was calculated as $637,434 ($2.36 per option) using the following assumptions:  expected life of six years, stock price equal to exercise price at date of grant, dividend yield of 0%, interest rate of 3.38%, and volatility of 61%.

Effective January 9, 2008, the Company entered into an investor relations consulting services contract which included the issuance of options to purchase 50,000 shares of common stock at an exercise price of $4.45 and a term of eighteen months.  The options vested upon issuance.  The grant date fair value was calculated as $67,280 ($1.35 per option) using the following assumptions:  expected life of eighteen months, stock price of $4.45 at date of grant, dividend yield of 0%, interest rate of 2.1%, and volatility of 61%.

The weighted average grant date fair value of options granted was $1.90 per option during 2008, $1.66 per option during 2007, and $0.14 per option during 2006.  The weighted average grant date fair value of options vested was $1.78 per option during 2008,$0.94 per option during 2007, and $0.13 per option during 2006.

The following table summarizes annual activity for all stock options for each of the two years ended December 31, 2008:
	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Shares Exercisable
Outstanding, January 1, 2006	1,640,000	$0.25	-	-
Granted	1,200,000	$1.00	-	-
Exercised	(240,000)	$0.25	-	-
Outstanding, December 31, 2006	2,600,000	$0.60	$3,130,000	2,550,000
Granted	50,000	$3.68
Outstanding, December 31, 2007	2,650,000	$0.65	$10,058,500	2,650,000
Granted	1,320,000	$3.54
Exercised	(287,000)	$1.00	$717,500
Outstanding, December 31, 2008	3,683,000	$1.66	$6,932,500	3,413,000

The following table summarizes information about outstanding stock options as of December 31, 2008:

Exercise Prices	Number of Shares	Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable
$0.25	1,400,000	5.0	$0.25	1,400,000
$1.00	913,000.2		$1.00	913,000
$3.40	1,000,000	9.2	$3.40	1,000,000
$3.68-$4.45	100,000.6		$4.06	100,000
$3.74 -$4.51	270,000	9.6	$3.91	--
	3,683,000		$1.66	3,413,000

7.     Rental Expense and Commitments and Contingencies

In May 2007, the Company amended its lease on office space in Denver, Colorado to increase the space and extend the term of the lease to April 2010.  Required payments approximate $2,470 per month.  Remaining minimum lease obligations for future calendar years will be $29,640 in 2009 and $9,880 in 2010.  Rent expense for 2008, 2007, and 2006 was $29,900, $27,000, and $17,000, respectively.

Effective January 1, 2008, the Company entered into amended employment agreements with William W. Reid, President and Chief Executive Officer, and David C. Reid, Vice President.  The employment agreements have a three year term and increase William Reid’s base salary to $300,000 annually and increase David Reid’s base salary to $212,000 annually.  In addition, the period for severance payments under certain circumstances was increased to 35 months.

Effective January 1, 2008, the Company executed a formal written employment agreement with Jason D. Reid, who will serve as Vice President of Corporate Development for a three year term at an annual base salary of $150,000.

The employment agreements all provide that the officers are each eligible to receive incentive compensation such as stock options or bonuses solely in the discretion of the Board of Directors.  Each officer is entitled to certain payments in the event his employment is terminated under certain circumstances.  If the Company terminates the agreement “without cause”, or the officer terminates the agreement "with good reason," the Company would be obligated to pay 35 months of compensation in accordance with its regular pay periods.  Termination of the employment contract by an officer “with good reason” includes a change in control.

8.    Related Party Transactions

Jose Perez Reynoso.    The Company has certain contractual business arrangements with Jose Perez Reynoso, a Mexican national and consultant to the Company.  Mr. Reynoso has been retained as a full-time consultant to the Company at $9,000 per month through July 2007 and $10,000 per month effective August 2007 under a month-to-month arrangement.  The Company also leased the El Aguila Property from Mr. Reynoso under terms which required advance royalty payments to Mr. Reynoso aggregating $260,000.

9.     General and Administrative Expenses

General and administrative expenses included the following for the years ended December 31, 2008, 2007, and 2006  and for the period from inception (August 24, 1998) through December 31, 2008:

	2008	2007	2006	Inception to December 31, 2008

Salaries and benefits	$716,057	$880,098	$850,490	$2,587,079
Legal and accounting	368,975	234,154	206,465	921,680
Investor relations	167,732	342,083	130,583	662,800
Travel related	91,520	173,559	103,241	443,084
Stock awards	42,470	630,968	479,850	1,740,788
Grant of stock options	1,956,806	99,482	147,050	2,203,338
Other	208,447	179,260	179,282	646,609

	$3,552,007	$2,539,604	$2,096,961	$9,205,378

10.     Subsequent Events

On February 25, 2009, Hochschild exercised its option to purchase an additional 4,330,000 shares of the Company’s restricted common stock at $3.00 per share for total cash proceeds of $12,990,000.

Subsequent to December 31, 2008, the Company issued shares of common stock pursuant to the exercise of stock options by an officer and a director.  The options were exercised using the “cashless exercise” method for payment, whereby each individual immediately surrendered shares of common stock that he would have otherwise been entitled to.  In the aggregate, the individuals exercised 913,000 options and immediately surrendered 235,067 shares of common stock, resulting in a net issuance of 677,933 shares of common stock.  The Company received no cash proceeds in the transactions.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.
		7,293,407 Shares GOLD RESOURCE CORPORATION

		Common Stock

Prospectus Summary	1
Risk Factors	4	___________________
Business and Properties	12
Market for Common Stock and Related Stockholder Information	22
Selected Financial Data	24
Management's Discussion and of Financial Condition and Results of Operations	25	PROSPECTUS
Quantitative and Qualitative Disclosures About Market Risk	36
Management	37	____________________
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	46
Selling Shareholders	48
Plan of Distribution	50
Description of Capital Stock	51	January 22, 2010
Shares Eligible for Future Sale	52
Where You Can Find More Information	53
Legal Matters	53
Experts	53
Financial Statements	F-1
About This Prospectus	Back Cover